Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-52412
Prospectus  Supplement
(To  Prospectus  dated  January  31,  2001)


                          MERIDIAN  USA  HOLDINGS,  INC.

                                5,698,948  Shares



The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not or sale is not permitted.

                          ----------------------------


                               PROSPECTUS  SUMMARY
                               ------------------

We are registering 5,698,948 shares of our common stock for resale by the holders obtaining such shares upon conversion of our Series II Convertible Preferred Stock and upon exercise of common stock purchase warrants issued to U.S. Bancorp Libra and its designees ("U.S. Bancorp Warrants") in connection with the U.S. Bancorp Investments, Inc. financing transaction. The selling price of the common stock will be determined by market factors at the time of their resale.

                          -----------------------------

This prospectus relates to the resale by the selling stockholders of up to 5,698,948 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of our Series A Convertible Note to the selling stockholders and we will receive aggregate proceeds of $1,223,159 upon exercise of the U.S. Bancorp Warrants.

                          -----------------------------

Our common stock is listed on the OTC-Bulletin Board under the symbol "MUSD". The last reported sale price of the common stock on June 11, 2001 was $1.95.
                          -----------------------------

Investing in Meridian's common stock involves risks. See "Risk Factors" beginning on page 6.

                         ------------------------------

The SEC and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of common stock.

                         ------------------------------

Prospectus  Supplement  dated:  July  6,  2001

As used in this prospectus, the terms "we", "us", "our", and "Meridian" refer to Meridian USA Holdings, Inc., and the term "common stock" means our common stock, par value $.001 per share.


Common stock offered by the                     5,698,948, plus an indeterminate
selling stockholders                            of  shares of common stock  that
                                                may issuable to prevent dilution
                                                from  stock  splits,  stock  and
                                                conversion   price,  which   are
                                                included  pursuant  to  Rule 416
                                                promulgated  under  the  Act  of
                                                1933.

Common stock currently outstanding              As  of  May  31,  2001, we  have
                                                6,286,399   shares   of   common
                                                stock issued  and   outstanding.

Use of Proceeds                                 We   will    not    receive  any
                                                proceeds   from   the   sale  of
                                                shares  of  common stock by  the
                                                selling  shareholders.  We  have
                                                received proceeds from  the sale
                                                of  our  Series  A   Convertible
                                                Note   to  the  selling
                                                shareholders,  which   Note   is
                                                convertible   into   Series   II
                                                Preferred   Stock,  which, along
                                                with the U.S. Bancorp  Warrants,
                                                are convertible into  the shares
                                                of  common  stock   being
                                                registered  hereunder.  We  will
                                                receive  proceeds   from   the
                                                exercise  of  the   U.S. Bancorp
                                                Warrants,  and   those  proceeds
                                                will   be  used  for   general
                                                corporate  purposes,  including
                                                working  capital.

OTC Bulletin Board trading symbol               MUSD


These share numbers are based on shares outstanding as of May 31, 2001 and exclude:

     533,301 shares of common stock issuable upon exercise of outstanding common stock purchase warrants issued to Cumberland Packing Corp. on September 24, 1999 (See "Description of Capital Stock - Cumberland Warrants").

     1,155,000 shares of common stock issuable upon conversion of outstanding shares of our Series I Preferred Stock, without consideration.

     425,000 shares of common stock issuable upon exercise of outstanding common stock options at an exercise price ranging from $.50 to $1.00 per share.

                           MERIDIAN  USA  HOLDINGS,  INC.
                                TABLE OF CONTENTS




                                                             PAGE
-----------------------------------------------------------  ----
  PROSPECTUS  SUMMARY                                          3

  RISK  FACTORS                                                6
       SPECIAL  NOTE  REGARDING  FORWARD-
       LOOKING  STATEMENTS                                    10

  SUMMARY  FINANCIAL  INFORMATION                             10

  USE  OF  PROCEEDS                                           12

  SELLING  STOCKHOLDERS                                       12

  PLAN  OF  DISTRIBUTION                                      15

  DESCRIPTION  OF  CAPITAL  STOCK                             17
       DIVIDEND  POLICY                                       19
       CAPITALIZATION                                         19

  BUSINESS                                                    20

  LEGAL  PROCEEDINGS                                          29

  PRICE  RANGE  OF  CAPITAL  STOCK                            29

  MANAGEMENT'S  DISCUSSION  AND  ANALYSIS
  OR  PLAN  OF  OPERATION                                     30

  MANAGEMENT                                                  32

  PRINCIPAL  STOCKHOLDERS                                     36

  LEGAL  MATTERS                                              37

  EXPERTS                                                     37

  CHANGES  IN AND  DISAGREEMENTS  WITH
  ACCOUNTANTS  ON  ACCOUNTING  AND  FINANCIAL  DISCLOSURE     37

  WHERE  YOU  CAN  FIND  MORE  INFORMATION                    39
  ABOUT  US

  CONSOLIDATED  FINANCIAL  STATEMENTS               F-1  -  F-25



                                  RISK FACTORS
                                  ------------

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE WILL HAVE A SUBSTANTIAL AMOUNT OF OUTSTANDING SECURITIES WHICH ARE CONVERTIBLE INTO COMMON STOCK, WHICH MAY RESULT IN SUBSTANTIAL DILUTION OF NEW STOCKHOLDERS.

     We currently have outstanding: (i) 3,500 shares of Series I Preferred Stock which are convertible into 1,155,000 shares of common stock; (ii) Common Stock Purchase Warrants, which the holder may exercise to purchase 533,301 shares of common stock for the greater of $2.50 per share, or 50% of the average per share trading price for common stock during the 20 days preceding exercise; and (iii) 425,000 common stock options exercisable at an average exercise price ranging from $.50 to $1.00 per share. If all of those securities are converted into common stock, the number of shares of common stock outstanding will increase from 6,286,399 to 8,399,700, without taking into account the issuance of the shares covered by this prospectus.

RESTRICTIONS  IMPOSED  BY  OUR  SECURITIES  HOLDER  AGREEMENT  WITH U.S. BANCORP
INVESTMENTS,  INC.  MAY  LIMIT  OUR  ABILITY  TO  EXECUTE OUR BUSINESS STRATEGY.

     Our  Securities  Holder  Agreement  with  U.S.  Bancorp  Investments,  Inc.
contains provisions which require us to obtain the consent of U.S. Bancorp in order to be able to:

          i)    incur  any  indebtedness;
          ii)   pay  dividends;
          iii)  issue  any  additional  securities;
          iv)   make  investments;
          v)    sell  assets;
          vi)   enter  new  business  segments;
          vii) enter into certain transactions, including mergers and certain consolidations; or
          viii)  create  or  permit  liens  on  any  of  our  assets.

     If we believe such actions are necessary but fail to obtain U.S. Bancorp's consent, our business may be adversely affected.

WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL NEW PRODUCTS WHICH ARE IMPORTANT TO OUR GROWTH.


     An important part of our strategy is to increase our sales through the development of new sugar-free, fat-free food products. We cannot assure you that we will be able to develop, market and distribute future products that will enjoy market acceptance. The failure to continue to develop new food products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

     Our results of operations may be impacted adversely in various ways by the introduction of new products, even if they are successful. We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred. In addition, when we introduce new product or bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

OUR  QUARTERLY  OPERATING  RESULTS  FOR  OUR  BEVERAGE  PRODUCT  MAY  FLUCTUATE
SIGNIFICANTLY  BECAUSE  OF  THE  SEASONALITY  OF  THAT  BUSINESS.

     We believe that the market for our isotonic beverage product will achieve its highest revenues during the spring and summer, the second and third quarters of each fiscal year. This seasonality may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

OUR  RELIANCE  ON  CO-PACKERS  MAY  ADVERSELY  AFFECT  OUR  REVENUES.

     All of our products are currently produced for us by co-packers. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks. One such risk is that one co-packer currently accounts for all of our Syrup and a separate co-packer is responsible for all of our refresher drink production. If either co-packer were to terminate or fail to renew our contract, or have difficulties in producing beverages for us, our ability to produce our products would be adversely affected until we were able to make alternative arrangements. Another risk is that our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products. Please refer to the section of this prospectus entitled "Business -- Co-packing Arrangements."

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT US.

     Our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. To address this risk, we have entered long term employment agreements with each of these executives. However, there can be no assurance that these individuals will continue in their employment throughout the terms of those agreements. Please refer to the section of this prospectus entitled "Management -- Executive Officers, Directors and Key Employees."

WE MAY INCUR LOSSES AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US OR AS A RESULT OF ANY PRODUCT RECALLS WE HAVE TO MAKE.

     We may be liable if the consumption of any of our products causes injury, illness or death. We may also be required to withdraw or recall some of our products if they become contaminated or are damaged or mislabeled. Although we have insurance to cover some of these events, a significant product liability judgment against us or a widespread product withdrawal or recall could have a material adverse effect on our business and financial condition.

COMPETITION FROM OTHER BEVERAGE AND SYRUP COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO COULD ADVERSELY AFFECT US.

     The syrup and sports refresher drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Moreover, we expect that competition will increase as larger beverage and syrup companies seek to compete more intensely with us in our fat-free, sugar-free end of the market. Please refer to the section of this prospectus entitled "Business -- Competition."

COMMON  STOCK  OWNERSHIP  BY CURRENT MANAGEMENT MAY HAVE ADVERSE CONSEQUENCES TO
YOU.

     After the resale of all shares registered by this prospectus and assuming conversion of outstanding Preferred Stock and exercise of outstanding stock options, existing management of Meridian will own approximately 39% of our outstanding common stock. As such, management will have significant influence over the election of directors and the outcome of other corporate actions requiring stockholder approval.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM.

     There has been a thin trading market in our common stock, with average daily volume of approximately 1,550 shares in October 2000. We do not know the extent to which that market will expand or contract upon the resale of the shares registered under this prospectus. Therefore, your ability to resell your shares may be limited. Actions or announcements by our competitors, regulatory developments and economic conditions, as well as period-to-period fluctuations in our financial results, may have significant effects on the price of our common stock.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Moreover, our ability to pay dividends on our common stock is limited under the terms of our Series II Preferred Stock. (See
"Description  of  Capital  Stock  --  Dividend  Policy").

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD ADVERSELY AFFECT THE PRICE OF COMMON SHARES.

     Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Although many shares will not be available for sale shortly after the offering because of legal restrictions on resale, sales of substantial amounts of our common stock in the public market after these restrictions end could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Immediately after the issuance of the shares covered by this Registration Statement is completed, 11,985,349 shares of common stock will be outstanding, including 698,948 common stock purchase warrants. Of these shares, all of the shares sold covered by the Registration Statement will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by persons who are considered our affiliates under Rule 144 of the Securities Act. The remaining shares of common stock outstanding will be considered restricted securities under Rule 144. These shares may be sold in the future without registration under the Securities Act only as permitted by Rule 144 or another exemption under the Securities Act. In addition, we have adopted a stock option plan and have reserved 1,000,000 shares of common stock for issuance under this plan. As of May 31, 2001, options to acquire 170,000 shares of our common stock were outstanding under our Stock Option Plan, none of which have been exercised. Additionally, there are 340,000 stock options outstanding which were issued outside of the Stock Option Plan. On April 9, 2001 we filed a registration statement under the Securities Act on Form S-8 covering the shares available under the stock option plan.

     We cannot predict the effect, if any, that future sale of restricted shares, the availability of these restricted shares for sale, the issuance of shares of common stock upon the exercise of options, or the perceptions that these sales or exercises could occur, will have on the market price prevailing from time to time.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

     We commenced the sale of our Sweet'N Low(R) syrup products in 1999 and commenced sale of our ChampionLyte(R) isotonic beverage in August 2000. As a result of our limited operating history, we do not have meaningful historical financial data upon which to forecast quarterly annual revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of operation.

     We have incurred substantial losses to date and we expect net losses in the future. From inception through March 31, 2001, we had an accumulated deficit of $8,267,001. We expect net losses for the next several quarters as we absorb the costs associated with our U.S. Bancorp transaction and the development and introduction of our isotonic beverage products. We expect that our operating expenses will continue to increase during the next 12 months, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve profitability and, if we do, we may not be able to sustain or increase it.

IF  WE  FAIL  TO  ADEQUATELY  MANAGE  OUR  GROWTH,  WE  MAY  NOT  BE SUCCESSFUL.

     We expect our business and number of employees to grow over the next 12 months. In particular, we intend to hire additional sales, marketing and administrative personnel and to increase expenditures for advertising and marketing. We expect that our growth will place significant stress on our operation, management and employee base. Any failure to address the needs of our growing business successfully would have a material adverse effect on our business.

     SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS
     -----------------------------------------------------

     Some of the statements we have made in this prospectus under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and
Analysis of Financial Condition and Results of Operations," and "Business" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following:

     development  and  operating  costs,

     changing  trends  in  customer  tastes  and  demographic  patterns,

     changes  in  business  strategy  or  development  plans,

     general economic, business and political conditions in the countries and territories in which we operate,

     changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements,

     costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                          SUMMARY  FINANCIAL  INFORMATION
                          -----------------------------


     The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus. The information for the year ended December 31, 2000 and 1999 are derived from our audited consolidated financial statements. The information for the three months ended March 31, 2001 and 2000, are derived from our unaudited consolidated financial statements. In the opinion of management, they include all adjustments consisting of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations. This information should be read in conjunction with such consolidated financial statements, including the notes thereto.


                                                                   Proforma
                                                                   Three  Months
(in  thousands,                                                    Ended
except  per  share     Year  Ended       Three  Months  Ended        March
data)                  December  31,        March  31,                31,
                        ------------     --------------            -----------
                     1999       2000    2000      2001             2001(1)
                     ---------------    ---------------            -------
                                     (Unaudited)  (Unaudited)      (Unaudited)

Net  Sales          $  396   $1,024   $   409   $   239           $   239
Gross  Profit          127      426       172        95                95
Operating
 Expenses            1,139    3,663       442     1,210             1,210
Net  Loss  Per
 Share available
 to common
 shareholders       (1,017)  (4,068)     (267)   (2,051)           (2,051)
Net  Loss  Per
 Share  -  basic  &
 diluted             (0.20)   (0.66)    (0.04)    (0.32)            (0.18)
Weighted  Average
 Shares
 outstanding  -
 basic  &  diluted    5,211    6,139     6,041     6,379           11,276

Working  Capital
(Deficiency)        $ (237)  $ 5,074   $    72   $ 4,267         $  4,267
Current  Assets        257     5,579       694     4,549            4,549
Noncurrent
 Assets                179       584       177       334              334
Current
 Liabilities           494       505       622       282              282
Long-Term  Debt         -      7,378         -         -               11
Series II Redeemable
 Preferred Stock        -         -          -     8,230                -
Shareholders'
 (Deficiency)
 Equity               (58)    (1,731)      249   (3,640)             4,590


The following unaudited proforma adjustments are included in the accompanying unaudited summary financial information as of and for the three months ended March 31, 2001:

(1) To record the conversion of Series II Redeemable Preferred Stock into approximately 4,894,000 shares of Meridian's common stock.

                                 USE  OF  PROCEEDS
                                 ---------------

     We will not receive any proceeds from the sale of the common stock through this prospectus. We will receive proceeds from the payment of the exercise price of the U.S. Bancorp Warrants, if any are exercised. The maximum amount of proceeds from the exercise of these Warrants is $1,223,159. We have agreed to pay the expenses of the registration of the common stock offered by this prospectus, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. We will use the net proceeds from the exercise of the U.S. Bancorp Warrants for general corporate purposes.

                              SELLING  STOCKHOLDERS
                              --------------------

     All of the common stock being registered hereunder underlies convertible securities issued by us in connection with a financing transaction we consummated in June 2000 with US Bancorp Investments, Inc. ("U.S. Bancorp"). In that transaction, we received $8,000,000 in exchange for our Series A
Convertible 5% Promissory Note ("Note"). On January 10, 2001, the Note was converted into 8,230 shares of Series II Preferred Stock at the rate of one share of Series II Preferred Stock for each $1,000 of principal and accrued interest under the Note. The Series II Preferred Stock, which carries a cumulative 5% preferred dividend, is convertible into our common stock at the rate of one share of common stock for each $1.70 of conversion value of the Preferred Stock plus the cumulative 5% dividend. The holder of each share of Series II Preferred Stock shall have the right to one vote for each share of common stock into which the holders' Series II Preferred Stock is convertible, thereby entitling the Series II Preferred stockholders to vote together as a single class with the holders of common stock. Under the terms of the Securityholders Agreement between U.S. Bancorp and us, all of such shares must be voted for the Management nominees for director at the 2001 Annual Meeting of stockholders scheduled to be held in August 2001.

     As of May 31, 2001, the Series II Preferred stock was convertible into 4,937,164 shares of common stock, entitling the Series II Preferred stockholders to 4,937,164 votes on matters presented to stockholders. These votes constituted 44% of the shares eligible to vote as of such date.

     As part of this financing transaction, we also issued 698,948 common stock purchase warrants to US Bancorp Libra, a division of U.S. Bancorp, and certain designees of US Bancorp Libra ("US Bancorp Warrants"). Each common stock purchase warrant is exercisable at $1.75 per common share.

     The shares being registered hereunder are the common shares underlying both the Series II Preferred Stock and the US Bancorp Warrants. All of the shares will be issued to the selling shareholders upon: (i) the conversion of our Series II Preferred Stock; and (ii) the exercise of the U.S. Bancorp Warrants.

     None of the selling stockholders is an affiliate of us. However, under the terms of the Note, the Series II Preferred Stock and the related Security Holders Agreement, Investor Rights Agreement and Registration Rights Agreement, we have granted certain rights to U.S. Bancorp and other holders of the Note or Series II Preferred Stock as follows:

     1. We agreed to file a shelf registration of the common stock underlying the Series II Preferred Stock covering a resale of that stock by the selling stockholders. This registration statement has been filed in compliance with that agreement. In addition, we granted the Series II Preferred Stockholders certain piggyback registration rights in the event of an underwritten public offering of shares of common stock by us.

     2. We have agreed to provide monthly, quarterly and annual financial information to the Noteholders and Series II Preferred Stockholders so long as any portion of the principal of the Series A Convertible Note or any shares of Series II Preferred Stock remain outstanding.

     3. All members of current management have agreed not to sell or transfer any of their shares of our common stock until after the Noteholders have sold shares of common stock yielding aggregate proceeds to the holders at least equal to $8,000,000 plus an annual internal rate of return of 12%, and have agreed thereafter not to sell or transfer any of their shares without providing the Holders the right to participate in such sale on a pro rata basis. These restrictions shall remain in effect until the earlier of: (i) all shares of Series II Preferred Stock having been converted into common stock, or (ii) three (3) years after the Noteholders have received the return on investment described above.

     4. So long as $1,000,000 aggregate principal amount of the Note remains outstanding, the Noteholders may nominate one person to serve as a director of the Company and all members of current management have agreed to vote their shares in favor of the election of that nominee.

     5. So long as any principal amount of the Note or Series II Preferred Stock are outstanding, we may not, without the approval of the majority of the Noteholders or Series II Preferred Stockholders, do any of the following:

          a)    amend, alter or repeal our Articles of Incorporation or  bylaws;

          b)    create  or  assume  any  indebtedness  in  excess of $5,000,000;

          c)    purchase  or  redeem  any  of  our  securities;

          d)    declare  or  pay  any  dividends  on  any  of  our  securities;

          e) sell, lease or assign any material assets or enter into any merger, material reorganization or recapitalization;

          f) enter into any transactions for the benefit of any of our affiliates;

          g) enter into any line of business unrelated to the food and beverage business or otherwise substantially modify our current lines of business;

          h) make any acquisitions of assets or capital expenditures in excess of $750,000 in any fiscal year;

          i) increase the salaries of any employees or officers, except pursuant to existing employment contracts, ordinary course of business increases for employees other than Mark Streisfeld or Alan Posner, and annual bonuses not to exceed, in the aggregate, 7.5% of EBITDA;

          j)    make  any  investments in excess of $50,000 in any fiscal  year;

          k) effect any liquidation, dissolution or winding up of our business; or

          l) issue any equity security other than under our 1999 Stock Incentive Plan.

     The table below sets forth the beneficial ownership of our common stock by the selling stockholders:



                                                  MAXIMUM  #
                                  BENEFICIAL      OF SHARES
                                  OWNERSHIP OF    OF COMMON     SHARES
                                  COMMON STOCK      STOCK       OWNED     % OWNED
                                     AS  OF       OFFERED FOR   AFTER     AFTER
NAME AND ADDRESS                    5/31/01         SALE        OFFERING  OFFERING

U.S. Bancorp Investments, Inc.        4,937,164    4,937,164         0         0
11766  Wilshire  Blvd.
Suite  870
Los  Angeles,  CA  90025

U.S. Bancorp Libra                      279,580      279,580         0         0
11766  Wilshire  Blvd.
Suite  870
Los  Angeles,  CA  90025

Ravich Revocable Trust of 1989          307,537      307,537         0         0
201  Alma  Real  Drive
Pacific  Palisades,  CA  90272-4414

Eben Paul Perison                        35,724       35,724         0         0
2529  Via  Carillo
Palos  Verdes  Estates,  CA  90274

Jeff Kirt                                13,979       13,979         0         0
19  West  70th  Street,  #3R
New  York,  NY  10023

                                       14


Robert G. Morrish                         7,766        7,766         0         0
982  Linda  Vista  Avenue
Pasadena,  CA  91103

Upchurch Living Trust                     7,766        7,766         0         0
U/A/D  12/14/90
215  Georgina  Avenue
Santa  Monica,  CA  90402

Richard Coppersmith                       7,766        7,766         0         0
25  Great  Hills  Farms  Road
Bedford,  NY  10506

Steven F. Mayer                           7,766        7,766         0         0
10981  Bellagio  Road
Los  Angeles,  CA  90077

Jean Smith                                7,766        7,766         0         0
130  East  12th  Street,  #5B
New  York,  NY  10003

Charles Yamarone                          7,766        7,766         0         0
10414  Sylvia  Avenue
Northridge,  CA  91326

Caroline Sykes                            7,766        7,766         0         0
200  West  60th  Street,  #28A
New  York,  NY  10023

Rachael Simonoff                          3,883        3,883         0         0
2700  Neilson  Way,  #327
Santa  Monica,  CA  90405

Charles Thurnher                          3,883        3,883         0         0
6754  East  Caron  Street
Paradise  Valley,  AZ  85253

TOTAL                                 5,636,112    5,636,112         0         0

                              PLAN  OF  DISTRIBUTION
                              --------------------

     We will not receive any proceeds from the sale of the common stock through this prospectus. We have received proceeds from the sale of our Series A
Convertible Note to the selling shareholders. We will also receive proceeds from the exercise of the U.S. Bancorp Warrants. We have agreed to pay the expenses of registration of the common stock offered hereby, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. The offered shares may be sold by selling stockholders from time to time, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale, or prices related to prevailing market prices.

     Such sales may be executed by the selling stockholders: (i) in privately negotiated sales in the over-the-counter market or any exchange on which the securities are listed; (ii) by selling the shares to or through broker-dealers, including block trade in which brokers or dealers will attempt to sell the shares as agent but may position and resell such block as principal; or (iii) in one or more underwritten offerings on a firm commitment or best efforts basis.

     To the extent required under the Securities Act, the following information will be set forth in an accompanying prospectus supplement:

          1) the aggregate amount of selling stockholders' shares being offered and the terms of the offering;

          2) the names of any agents, brokers, dealers, transferees or underwriters involved in such offering of shares; and

          3) any applicable fees or commissions with respect to a particular offer.

     Each selling stockholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its shares, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling stockholder from the sale of its shares offered by this prospectus will be the purchase price of such shares less any discounts or commissions.

     If selling stockholders pledge, hypothecate or grant a security interest in some or all of the shares, then the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Similarly, if the selling stockholders transfer, pledge, donate or assign shares to lenders or others, then each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders will decrease if and when a selling stockholder transfers, pledges, donates or assigns shares. The plan of distribution for selling stockholders' shares sold by this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. There is, however, no assurance that any selling stockholder will sell any or all of the shares described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

     A  selling  stockholder may also use this prospectus in the following ways:

          1) to sell short, from time to time, shares of our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales;

          2) to enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of holding the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares by such broker-dealers;

          3) to enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares; and

          4) to loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

     The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

     To comply with securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     Pursuant to a Registration Rights Agreement entered into in connection with our U.S. Bancorp financing, we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of: (i) the date that all of the shares of common stock issued upon the conversion of the Series II Preferred Stock or exercise of the U.S. Bancorp Warrants have been resold, or (ii) until three (3) years from the effective date of the registration statement of which this prospectus is a part. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part if more shares than are registered for resale hereby are issued upon exercise of the warrants or to supplement or change the list of selling stockholders hereunder.

                          DESCRIPTION  OF  CAPTIAL  STOCK
                          ----------------------------


     Meridian's authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, of which 100,000 have been designated as Series I, par value $1.00, and 8,500 have been designated as Series II, par value $.01 and as to the balance of which, the Board has the power to designate the rights, terms and preferences.

     COMMON STOCK. As of May 31, 2001, 6,286,399 shares of $.001 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

     PREFERRED STOCK. Meridian is authorized to issue up to 1,000,000 shares of preferred stock upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the stockholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the corporation and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. In the event that some or all of the preferred stock is issued with a conversion privilege, any future conversion will cause an increase in the number of issued and outstanding shares of common stock, and may or may not have a depressive effect on the market value of the common stock. The following series of preferred stock have been designated by the Board of
Directors:

          SERIES  I  PREFERRED  STOCK.  In  January  1999,  100,000  shares  of
Preferred  Stock  were  designated  as  $1.00  Par Value  Series  I  Convertible
Preferred Stock, and a total of 3,500 of such shares were issued to new management in consideration for their efforts in developing the business operations from inception. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock (increased from 300 as a result of the September 1999 stock dividend), without further condition or consideration.

          SERIES II PREFERRED STOCK. In June 2000, Meridian designated 8,500 shares of Preferred Stock as $.01 par value Series II Convertible Preferred Stock. Each share of Series II Preferred Stock is convertible into common stock at the rate of one share of common stock for each $1.70 of the purchase price of the preferred stock (equal to the principal and accrued interest under the Note at the time of conversion into Series II Preferred Stock), plus the 5% cumulative dividend under the Preferred Stock at the time of conversion into common stock. The holder of each share of Series II Preferred Stock has the right to one vote for each share of common stock into which the holder's Series II Preferred Stock could be converted, thereby entitling the Series II Preferred stockholders to vote together as a single class with the holders of common stock. The Series II Stockholders have agreed that they will vote all of their shares in favor of the Management nominees for director at the 2001 Annual Meeting of Shareholders scheduled to be held in August 2001. The Series II Preferred Stock has priority over all other classes of our securities in the event the Company is liquidated. In addition, there is mandatory redemption of the Series II Preferred Stock in the event of a sale of all or substantially all the shares or assets of the Company, the acquisition by the Company by another entity through merger, reorganization or consolidation, or a change in control of the Company. There is also mandatory redemption of all shares of Series II Preferred Stock still outstanding on June 30, 2010. There would have been certain adjustments to the conversion ratio if the market price of Meridian's common stock had been less than $1.70 as of December 31, 2000.

     SERIES A CONVERTIBLE NOTE. On June 16, 2000, we issued our Series A Convertible 5% Note due June 15, 2010 in the principal amount of $8,000,000 to U.S. Bancorp. On January 10, 2001, the Note was converted into 8,230 shares of Series II Preferred Stock in accordance with the terms of the Note.

     CUMBERLAND  WARRANTS.  On  September  24,  1999, pursuant to an Amended and
Restated License Agreement related to the Sweet'N Low trademark, we issued 385,000 common stock purchase warrants to Cumberland Packing Corp. entitling Cumberland to purchase 385,000 shares of Meridian's common stock at a price per share equal to the greater of (i) $2.50 or (ii) 50% of the average daily trading volume for the common stock during the twenty (20) day period immediately preceding the exercise of the warrants ("Cumberland Warrants"). The Cumberland Warrants expire on December 31, 2008. The Cumberland Warrants contain an anti-dilution provision under which Cumberland will receive additional warrants at any time addition shares of common stock are issued by Meridian, but which provision lapses upon any public sale of shares by Meridian. Pursuant to that provision, the total number of outstanding Cumberland Warrants as of October 31, 2000 was 533,301. Assuming full conversion of the Series A Convertible notes by U.S. Bancorp on December 16, 2000, the total warrants outstanding to Cumberland will be 843,114.80 (See "Business -- Sweet'N Low License Agreement with Cumberland Packing Corp.").

     TRANSFER AGENT. Meridian's transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321 (telephone (954) 726-4954; telecopier (954) 726-6305).

     DIVIDEND  POLICY
     ----------------

     We have never declared or paid a cash dividend on our common stock, nor do we have any present intent to do so in the near future. It is anticipated that all earnings will be retained to provide working capital for the implementation of our business plan, until such time as the directors shall, in their sole discretion, declare that our working capital requirements and cash position will permit a cash distribution to stockholders. Moreover, under the terms of the Security Holders Agreement between us and U.S. Bancorp, we are prohibited from paying any cash dividends without U.S. Bancorp's consent for so long as any Series II Preferred Stock is outstanding. Stock dividends may be declared, from time to time, in the sole discretion of the Board of Directors. On August 18, 1999, the Board declared a 10% stock dividend for stockholders of record as of September 30, 1999.

     CAPITALIZATION
     --------------

     The  following  table  sets  forth our capitalization as of March 31, 2001:

     - On an actual basis derived from our unaudited consolidated financial statements;

     - On an as adjusted basis reflecting the conversion of 8,230 shares of Series II Preferred Stock into 4,839,240 shares of our common stock. This table does not reflect the exercise of 698,948 stock purchase warrants by U.S. Bancorp Libra at an exercise price of $1.75 per  share.


                                                March  31,  2001
                                              ------------------
                                            Actual      As  Adjusted
                                           --------     -----------

Debt:
Current  portion  of  note  payable          $   3,135       $   3,135
Note  payable,  net  of  current  portion       11,183          11,183
Series II Redeemable Convertible
 Preferred Stock                            $8,229,727       $       -
                                            ------------  -------------
   Total  Debt                               8,244,045          14,318
                                            ------------  -------------

Stockholders'  (deficiency)  equity:
Series  I  convertible  preferred  stock,
 par  value  $1.00  -  authorized
 100,000  shares,  3,500  issued  and
 outstanding                                      3,500          3,500

Common  stock,  par  value  $.001
 -  authorized  40,000,000  shares,
 6,381,399  issued  and  outstanding
 actual,  11,275,590  issued  and
 outstanding  as  adjusted                        6,382         11,276
Additional  paid-in  capital                  4,606,885     12,925,445

Deferred Compensation                          (63,239)       (63,239)

Accumulated  other  comprehensive  income        73,443         73,443

Accumulated  deficit                         (8,267,001)    (8,360,728)
                                             -----------    -----------
   Total  stockholders'  (deficiency)
    equity                                   (3,640,030)      4,589,697
                                            ------------  -------------
   Total  capitalization                   $   4,604,015   $  4,604,015
                                           ============  =============

     The above information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                    BUSINESS
                                    --------

     1.    Overview
           --------

     Meridian is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet'N Low(R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla creme flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic refresher drink under our own trademark, ChampionLyte(R). We are presently exploring new food products in the sugar-free, fat-free categories and plan to bring one or more to the market within the next twelve (12) months.

     2.    The  Formation  of  Our  Business
           ---------------------------------

     (A)    Meridian  USA  Holdings,  Inc.

     Meridian USA Holdings Inc. ("Meridian") was incorporated in Florida in August 1994 for the purpose of merging, as the surviving entity, in a merger with a then public "shell" entity, MHI Telecommunications, Inc. ("MHI Telecom"). MHI Telecom was a Delaware corporation that had sold shares to the public pursuant to a Regulation "A" exemption from registration during 1969, under its original corporate name of Pilgrim Mills, Inc. From 1985 through August 1994, MHI Telecom had not actively been engaged in any business operations.

     In August 1994, the shareholders of MHI Telecom and Meridian approved a merger of MHI Telecom into Meridian and a simultaneous 1 for 40 reverse stock split of Meridian's outstanding shares. At the same time, the shareholders also authorized Meridian to raise working capital through an appropriate financing, and to acquire an operating business or otherwise engage in or conduct active business operations. Through the end of 1998, Meridian did not engage in any fund raising, other than the issuance of shares to certain shareholders in exchange for services and the advancement of minimal funds on behalf of Meridian.

     (B)   Purchase  of  Shares  of  The
           Old  Fashioned  Syrup  Co.,  Inc.

     On January 8, 1999, Meridian entered into an Acquisition Agreement with The Old Fashioned Syrup Company, Inc. (the "Syrup Company"), under which Meridian issued 3,026,794 shares of Meridian's common stock to the shareholders of the Syrup Company in a tax-free exchange of shares. At the same time, Meridian entered into a Stock Purchase Agreement with a founder and current director of Meridian, pursuant to which Meridian purchased 100,000 shares of its common stock from him for the sum of $50,000. The shares repurchased were retired by Meridian.

     The Syrup Company, which was incorporated in Florida in November 1996, was founded by Alan Posner and Mark Streisfeld to manufacture and sell a sugar-free, fat-free chocolate flavored syrup they had developed. Commencing in 1998, the Syrup Company sold its syrup under its trademark The Old Fashioned Syrup Company(TM). Shortly prior to the acquisition by Meridian, the Syrup Company entered into the license agreement with Cumberland Packing Corp. for use of the Sweet'N Low trademark for its syrup product. The Syrup Company has two wholly-owned subsidiaries, The Old Fashioned Egg Cream Company, Inc. and The Original Egg Cream Company, Inc., both of which are Florida corporations.

     (C)   ChampionLyte,  Inc.

     In August 1999, we incorporated a new subsidiary under the name ChampionLyte, Inc. ChampionLyte was formed to develop and market a sugar-free, fat-free and additive-free isotonic refresher drink. This product was introduced to the market in the third quarter of 2000.

     3.   Sweet  'N  Low(R)  License  Agreement
          with  Cumberland  Packing  Corp.
          --------------------------------

     In January 1999, we entered into a ten (10) year license agreement with Cumberland Packing Corp. under which we were granted the exclusive license to utilize the well-known Sweet 'N Low(R) brand name for our sugar-free, fat-free chocolate syrup product (the "Syrup"). The license agreement has an initial term of ten (10) years, expiring December 31, 2008. We have the right to renew the agreement for two (2) additional seven (7) year terms, so long as we are not in default under the agreement. The agreement contains minimum royalty and marketing expenditure requirements during each year of the term. We have satisfied all requirements to date and anticipate that we will be able to meet the remaining minimum requirements under the contract throughout its term. However, if we fail to meet those requirements, Cumberland has the right to terminate the license.

     In September 1999, the agreement was amended to delete a provision under which Cumberland had been granted a right to either match any offer to sell Meridian shares or receive 10% of the proceeds from any such sale. In lieu thereof, Meridian granted Cumberland common stock purchase warrants to purchase 350,000 shares of Meridian's common stock at the greater of $2.50 per share or the average daily trading price for the common stock during the 20 day period preceding exercise. These warrants expire at the same time as the license agreement. Pursuant to anti-dilution provisions in the warrants, the total number of Cumberland Warrants outstanding as of October 31, 2000 was 533,301. Assuming full conversion of the Series A Convertible Note by U.S. Bancorp on December 16, 2000, the total warrants outstanding to Cumberland will be 843,114.80. (See "Description of Capital Stock -- Cumberland Warrants.")

     4.   Our  Products  and  Service
          ---------------------------

     SWEET'N LOW(R) BRAND SYRUP. We began the development of sugar-free syrups while operating our Old Fashioned Egg Cream Carts in 1995 and 1996. In serving freshly made egg cream drinks (milk, seltzer and chocolate syrup), we received numerous requests for a low calorie, sugar-free egg cream. We searched the market and were unable to find any suitable sugar-free chocolate syrups. There were several "lite" syrups, but none had the required sugar-free content combined with acceptable taste and texture. Perceiving a business opportunity, we embarked on an effort to formulate and manufacture an acceptable syrup. We approached the companies supplying the regular chocolate syrups to our Old Fashioned Egg Cream Carts and sought their assistance. Over time, we tried and rejected numerous formulations as not meeting our standards. Finally, in early 1998, we obtained the right mix and arranged through a co-packer in New Jersey to manufacture, bottle and ship the chocolate syrup under our registered trademark, Old Fashioned Syrup Company.

     We found it difficult to obtain shelf space in food stores for our new product. However, we received positive reactions and reorders in stores we managed to penetrate. We also engaged several food brokers and began to expand our shipments. However, we concluded that the success of this product would be significantly enhanced if we could obtain a recognized brand name. In November

1998, we succeeded in obtaining an exclusive license for the trademark Sweet'N Low for use on chocolate syrups. Sweet'N Low is the trademark under which the world's most popular sugar substitute is sold, most recognizably in the small, pink packets. Cumberland had licensed its trademark to candy and cookie manufacturers, but ours was the first license for syrup.

     In January 1999, we made our first shipments of Sweet'N Low brand chocolate syrup. The name recognition was helpful in attracting new customers, as well as food brokers to sell on our behalf. By the end of 1999, we had expanded our customer base to more than 150 customers and we are currently available in over 16,000 food outlets in the U.S.

     In early 2000, we expanded our product line to include two new flavors: strawberry and vanilla creme. Just as there had been no fat-free, sugar-free chocolate syrups on the market when we introduced ours, we were unable to find any fat-free, sugar-free other flavored syrups. The expansion of our product line also enabled us to produce "rainbow packs" of our three flavors, which has been a productive marketing technique.

     We are currently working on additional flavors, which we hope to introduce in 2001.

     Our marketing activities for the Syrup have involved trade publication advertising, in-store promotions, retail incentives and important sponsorships. In June 1999, we entered into an agreement with Francis Anthony, the "Love Chef" of television and magazine fame, under which Mr. Anthony has agreed to develop recipes for the Syrup Company and represent the product to the public. Meridian believes that Mr. Anthony's involvement has and will continue to increase the visibility of the Syrup Company's products. Also in 1999, we obtained the right to market the Syrup as an approved product of the Diabetes Research Institute, a national diabetes research center located at the University of Miami. This approval required our product to pass a strenuous qualification procedure at the Institute to establish our worthiness to use the Institute's name on our products.

     CHAMPIONLYTE REFRESHER DRINKS. As we discovered with syrups, there have been no sugar-free products within the isotonic refresher drink category. This category, whose most well-known products are Gatorade(R) and Powerade(R) refresher drinks, constituted a market of nearly $2.3 billion in 1998, with average per capita annual consumption in the U.S. of 2.0 gallons. The category grew each year from 1996 to 1998 and remains a very strong category within the beverage industry (Beverage World, 1999). However, although these products provide the benefit of electrolyte replacement for active consumers, they also contain high levels of calories and carbohydrates.

     We have perceived two distinct market niches for a sugar-free and calorie-free refresher drink. First, diabetics and those with medically restricted sugar intakes had no available refresher drink on the market. This group represents a sizable segment of the U.S. population. Second, we believe that persons attempting to lose weight through exercise are often reluctant to consume a drink like Gatorade(R) containing hundreds of calories right after strenuous exercising to "burn-off" those calories.

     To that end, we began a  formula  development  process  for four flavors of
ChampionLyte: Fruit Punch, Orange, Lemon-Lime and Grape. We finalized our formulations during the third quarter of 2000 and commenced shipments of the product in September 2000.

     Our marketing efforts to introduce ChampionLyte have involved ad placements in industry trade publications, radio ads and food show and beverage show appearances. The natural tie-in with sports has caused us to pursue sports-related sponsorships for ChampionLyte. In early 2000 we became the official refresher of USFans.com, a web site dedicated to the interests of fans of professional and intercollegiate sports. This sponsorship has given us prominent visibility on one of the most heavily visited sports web sites on the Internet.

     In October 2000, we entered into a sponsorship and endorsement agreement with Jay Fiedler, the starting quarterback for the Miami Dolphins of the N.F.L., under which Mr. Fiedler has agreed to provide various promotional services in connection with ChampionLyte. We are also pursuing additional sponsorship relationships with professional athletes and hope to have more in place by 2001. Our ChampionLyte has also qualified for sponsorship by the Diabetes Research Institute and each bottle will contain that organization's seal of sponsorship.

     OLD FASHIONED EGG CREAM. Old Fashioned Egg Cream Company, Inc. and Original Egg Cream Company (collectively the "Egg Cream Companies") began business in 1993 by offering freshly made "egg cream" drinks to the public from custom-designed carts at sports arenas, shopping malls and other high population traffic locations. The egg cream, a traditional and legendary New Y York soft drink, is a mixture of milk, seltzer and chocolate syrup. From 1993 until 1998, the Egg Cream Companies, on their own and through franchisees, operated two carts at various locations, including Madison Square Garden in New York City, Joe Robbie Stadium in Miami, Florida, Festival Flea Market in Pompano Beach, Florida and Coral Square Mall in Boynton Beach. In addition, the egg creams were sold through licensed concessionaires at the Miami Arena in Miami, Florida and various food service establishments in South Florida

     The Egg Cream Companies' marketing was based on a nostalgic appeal to early 20th century Brooklyn, where egg creams were developed and flourished as a popular chocolate-flavored soft drink. The egg cream carts and logo are designed with a Brooklyn motif - Ebbets Field, the Brooklyn Bridge, trolley cars. The carts also offer pretzel rods and Charlotte Russe confections.

     The Egg Cream Companies are not currently conducting any active business operations. Neither of the egg cream carts is currently in operation and there are no current franchisees. Meridian's current business plan is to seek to engage the services of an experienced franchise industry executive to re-establish the Egg Cream Companies' franchise business.

     5.    Co-Packing  Arrangements
           ------------------------

     We manufacture and bottle our products under co-packing arrangements with third parties. This process involves us providing the co-packers with the formula, bottles and labels for our products. We then place orders for production against specific orders from our customers. With the refresher drinks, we actually provide the co-packer with kits of drink concentrate, which the co-packer mixes with water, and then bottles and ships. The work is performed by the co-packers at a per bottle cost of goods manufactured.

     We have chosen to operate through co-packing arrangements to enable us to produce and deliver our products without the capital costs required to build, equip and operate our own plants. It also eliminates the expense of maintaining full-time production facilities and employees during down-time in production and the need for us to invest capital in inventory. Through this type of arrangement, we have been able to bring our products to the market much more quickly and at a significantly lower investment than if we had done our own manufacturing.

     The use of co-packing arrangements carries several risks. First, we are dependent on a third party for our products. If the co-packer is unable or unwilling to honor our agreement or fails to manufacture our product timely or pursuant to our specifications, our business could be hurt. To address this risk, we have identified alternative co-packers to whom we could turn in the event our current arrangements fail. However, there may be down-time as we switch co-packers and that could cause us to not be able to meet our customers' requirements. Our specific arrangements are as follows:

          Syrup. The syrups are manufactured, bottled and shipped for us by Beverage House, Inc. ("BHI"), headquartered in Cartersville, Georgia. Under the terms of our Agreement with BHI, BHI manufactures our syrup using our own formulas, packaging and labels and delivers all orders within thirty (30) days of placement. The agreement with BHI expires on July 12, 2001, with consecutive six (6) month renewal terms, unless either party elects not to renew. Under our current arrangement, the syrup concentrate is manufactured in Georgia and then shipped to BHI's facility in Pennsylvania, where it is bottled and shipped.

          Refresher Drink. The ChampionLyte drinks are being made by a combination of two separate co-packers. Kits, consisting of preformulated drink concentrate, are being made for us by BHI, based on our proprietary formula Those kits, along with our bottles and labels, are shipped to National Beverage Corp., headquartered in Ft. Lauderdale, Florida, where the drinks are mixed, bottled and shipped. The general terms of our relationship with National Beverage Corp. are similar to those with BHI. National Beverage Corp. has 14 plants located throughout the United States. As a result, once our products achieve national distribution, we will be able to ship from regional facilities, saving us time and freight charges.

     6.    Market
           ------

     (A) RETAIL MARKET. The principal customers for the Syrup are food retailers, such as supermarkets, drug store chains, discount stores and warehouse centers and institutional entities, such as U.S. Military post exchanges. The isotonic beverage is targeted at the same outlets, as well as convenience stores, delis, fitness centers and health clubs. We have established a network of national, regional and international food brokers to market the Syrup to these outlets. These brokers are managed on our behalf by our National Vice President of Sales, who works out of our headquarters. Our success is dependent upon our ability to have our products available at such outlets throughout the country. Management believes that the quality of our products, their appeal to health-conscious and sugar-restricted consumers, the fame and reputation of the Sweet'N Low trademark for our syrups and our network of food brokers should enable us to continue to penetrate the retail food market.

     The primary consumers at whom we are directing our marketing efforts are people suffering from diabetes and others with sugar restricted diets. According to the American Diabetes Association, there are approximately 16,000,000 Americans suffering from diabetes, plus another five to ten million Americans who are required to maintain a strict diet regimen for various medical conditions. In addition, millions more Americans restrict their sugar consumption in an effort to reduce their calorie intake. All of these people form a natural market for our products. Americans spend $33 billion on weight-loss programs and products annually (National Institute of Diabetes and Digestive and Kidney Diseases, 2000). Our products are aimed directly at this market. Moreover, the enormous success of products such as Diet Coke(R), SnackWell's(R) cookies and numerous sugar-free ice cream, candy and other products have demonstrated the existence of a substantial market for sugar-free/reduced calorie food products.

     Public and industry acceptance have been positive to date. In July 1999, the National Board of the American Tasting Institute granted its 1999 American Tasting Award of Excellence to the Syrup. In June 1999, the Syrup Company's product was voted the Best New Product in the general merchandise category by the National Association of Chain Drug Stores.

          (B) INSTITUTIONAL/FOOD SERVICE MARKET. Another important market for the Syrup will be bulk package sales to institutional and food service customers, such as hospitals, nursing homes, schools, hotels, restaurants, ice cream and frozen yogurt shops, baked and prepared food product manufacturers and sports and entertainment venues. Hospitals and nursing homes, aggregating more than 40,000 units nationwide, present a natural market for the Syrup and ChampionLyte drinks, especially for diabetes sufferers and others required to restrict their sugar intake.

          (C) PRIVATE LABELING. Under our agreement with Cumberland, we have the right to package and sell a percentage of our annual syrup production under the private label of its customers. We intend to pursue private label business for both the syrup and the sports refresher drink. However, we have completed no such business to date.

          (D) INTERNATIONAL MARKETING. Management has negotiated an arrangement with Cumberland by which Cumberland has agreed to act as an international distributor of the Syrup Company's chocolate, strawberry and vanilla creme syrups in approximately 43 nations throughout the world where Sweet'N Low sugar substitute is marketed. In addition, Nafpro Canada, Inc. serves as the exclusive broker for the sale of Syrup in Canada.

     7.    New  Products  or  Services
           ---------------------------

     We intend to expand our sugar-free, fat-free product line during 2001. We are presently testing several different product categories in an effort to identify products that fit our profile of low calorie, high taste foods.

     8.    Competition
           -----------

     There are other brands of syrup on the market, some of which advertise as fat-free, sugar-free, cholesterol-free or low-calorie, as well as nationally and internationally known brands of syrup, which could reasonably be considered as competition for the Syrup Company's products. Major chocolate manufacturers, such as Hershey, sell syrups designated as "Lite" and Smuckers has recently introduced a sugar-free chocolate flavored syrup. These companies are larger and have greater resources than we do and therefore can expend greater funds in marketing and advertising their products. Our ability to compete successfully with those companies is dependent upon our ability to continue to produce a tasty product and persuade food retailers to carry our products. We believe that our syrup, with targeted marketing under the internationally renowned Sweet'N Low brand name, will continue to be favorably received in the market place and establish us as a significant purveyor of sugar-free, fat-free and cholesterol-free syrups and other products.

     In the soft drink category, the Company will be competing with major soft drink distributors including Pepsi, Gatorade and others. These companies are substantially larger and more well-established than we are. This allows them not only to commit more money to marketing and advertising, but affords them access to greater shelf space and prominence in food stores, which is a key to success in the food industry. We believe that the ability to compete successfully with these companies is dependent primarily upon our ability to produce a tasty, sugar-free alternative to the existing sugared drinks and to persuade food retailers to carry our products. Based on consumer taste tests, the Company believes it has created products that will be receptive to consumers as a sugar-free alternative to sugared sports drinks. Moreover, the inroads to the retail food market we have already established with our syrups with both retailers and food brokers should facilitate our ability to gain and expand access to those markets for our soft drink product. However, the competition for shelf space in food retail establishments is extremely intense and the ability to obtain such shelf space is essential to the potential success of these products.

     9.    Major  Customers
           ----------------

     The Syrup Company has approximately 150 customers, none of whom accounts for 10% or more of the Syrup Company's total sales.

     10.   Patents,  Trademarks,  Licenses
           -------------------------------

     The Syrup Company's subsidiary, The Old Fashioned Egg Cream Company, Inc., is the owner of the U.S. Trademark registrations for the mark OLD FASHIONED EGG CREAM for food products, clothing items and food service. The Syrup Company is the owner of the trademarks THE OLD FASHIONED SYRUP COMPANY, which is the subject of a pending application in the United States Patent and Trademark Office, and NO GUILT. ChampionLyte, Inc. is the owner of the trademark
CHAMPIONLYTE for sports drinks, sugar-free sports drinks, non-carbonated soft drinks and sugar-free non-carbonated soft drinks.

     Under a license agreement dated January 1999 with Cumberland, the Syrup Company acquired the license to use the Sweet'N Low trademark in connection with the manufacture and sale of its sugar-free, fat-free syrup. The license agreement expires on December 31, 2008. In addition, the agreement requires a minimum royalty in 2000 of $30,000.00 and a minimum advertising capital commitment of $200,000.00.

     Under a license agreement dated November 1999, we have the right to use the Diabetes Research Institute seal and logo on our syrup and refresher drink products.

     Under an agreement dated February 2000, we have obtained the right to utilize the usFANS.com logo on our refresher drink packaging, using the designation "official refresher" of usFANS.com.

     We intend to continue to protect all of our intellectual property through appropriate state and federal registrations and enforcement.

     11.   Government  Regulation  and  Approval
           -------------------------------------

     The labeling of our products is subject to regulation by the United States Food and Drug Administration. The Company believes that it is in full compliance with those regulations. The sale of food products to the public is subject to various state and local health and safety regulations. It is our policy to comply in full with all such regulations. Under our co-packing arrangements, the co-packers are obligated to us to maintain compliance with all such rules and regulations.

     12.   Research  and  Development
           --------------------------

     Since 1998, we have engaged in research and development related to our current and proposed new products through our contract co-packers. The expenditures on research and development have been undertaken by the co-packers, with participation in the development process by the Syrup Company's employees.

     13.   Environmental  Compliance
           -------------------------

     Meridian does not anticipate any significant costs to comply with environmental laws and requirements.

     14.   Employees
           ---------

     As of May 31, 2001, Meridian had 13 full-time employees, eight of whom work at Meridian's offices in Boca Raton, Florida and the remaining three five of whom are regional sales employees working out of their own offices.

     15.   Reports  to  Shareholders
           -------------------------

     Meridian became subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in January 2000, upon the effective date of its registration statement on Form 10-SB. As such, Meridian is required to and will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by Meridian may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. Such reports, proxy statements and other information may also be obtained from the web site maintained by the Commission at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the Commission at its principal offices in Washington D.C., as set forth above.

     16.   Description  of  Property
           -------------------------

     Meridian's executive and administrative offices occupy a stand-alone building containing approximately 3,500 square feet of office space at 1356 NW 2nd Avenue, Boca Raton, Florida. Meridian leases this space from an unaffiliated party under a lease that expires on October 31, 2005. The current rental is $59,500 per year, subject to an annual increase of 3% commencing November 2001. Meridian also rents warehouse and distribution facilities in Jersey City, New Jersey from Port Jersey Distribution Services, with rental based on the amount of space and services used each month.

                                LEGAL  PROCEEDINGS
                                -----------------

     We are a defendant in an action currently pending in the Circuit Court of Palm Beach County, Florida entitled MARTIN KLEIN V. MERIDIAN USA HOLDINGS, INC. The plaintiff is seeking a finders fee related to the U.S. Bancorp financing transaction that took place in June 2000. The amount sought is $50,000 plus 200,000 shares of our common stock. We deny any liability for that claim. On December 7, 2000, the Court granted our motion for summary judgment dismissing the complaint in its entirety. The plaintiff has taken an appeal from that decision.

     Other than the above, we are not party to any legal actions, claims or proceedings.

                          PRICE  RANGE  OF  CAPITAL  STOCK
                          --------------------------------

     Market  Price
     -------------

    Our common stock is traded over-the-counter on the electronic bulletin board operated by the National Association of Securities Dealers. From inception until December 13, 1999, the shares traded under the symbol MDHG. On December 13, 1999, we changed our trading symbol to MUSD in connection with the change of our name to Meridian USA Holdings, Inc. The following table sets forth the high and low bid prices for the common stock since the inception of its quotation on the Bulletin Board during the first quarter of 1999.

YEAR  QUARTER                     HIGH               LOW

1999    First                     2.375             0.00
1999    Second                    2.5625          1.0313
1999    Third                     3.875           2.1875
1999    Fourth                    3.5625          2.1875
2000    First                     2.8125          1.4375
2000    Second                    3.0625          1.0313
2000    Third                     3.25            1.5
2000    Fourth                    2.4375          1.5
2001    First                     2.3125          1.375


     The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

     Holders
     -------

     As of March 21, 2001, there were 489 record holders of our common stock. Based on information from brokers and other sources, we estimate that as of such date, there were approximately 714 beneficial holders of Meridian's common stock.

     Dividends
     ---------

     Meridian paid no cash dividends with respect to its common stock during 2000 and has no current intention to pay any cash dividends. Meridian declared and distributed a 10% stock dividend to all shareholders of record of common stock on September 30, 1999.

            MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION
            ---------------------------------------------------------

     The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with Meridian's consolidated financial statements and notes thereto contained elsewhere in this registration statement. The consolidated financial statements for the three months ended March 31, 2001 and 2000, included elsewhere in this registration statement, are unaudited. However, in the opinion of management, they included all adjustments consisting of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations. This discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future (see "Forward Looking Information", page 10).

     Overview
     --------

     Meridian is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet'N Low (R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla creme flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic sports refresher drink under our own trademark, ChampionLyte (R). We are presently exploring new food products in the sugar-free, fat-free categories and plan to bring one or more to the market within the next twelve (12) months.

     Results  of  Operations
     -----------------------

     Comparison  of  three  months  ended
     March  31,  2001  to  March  31,  2000.

     Meridian's net sales revenues for the three months ended March 31, 2001 were $239,038, as compared to $408,572 in the comparable period of 2000. The decrease was attributable to both the Company's focus on marketing its new product, ChampionLyte(R), and the occurrence of a few large orders in the first quarter of 2000 which proved to be one time orders. Meridian's gross margin decreased from 42% in the three months ended March 31, 2000 to 40% in the comparable 2001 period. This decrease was attributable primarily to the continued change in the mix of Meridian's customers from individual retail outlets to large national chains, which places greater pressures on pricing to the Company.

     Selling, general and administrative expenses increased from $441,521 in the first quarter of 2000 to $2,108,644 in the first quarter of 2001. The major element of that increase was noncash interest and amortization costs of $898,605 for the three months ended March 31, 2001, associated with the conversion of the U.S. Bancorp note into shares of the Company's Series II Convertible Preferred Stock in January 2001. The remaining increases in expenses were primarily related to: (i) an increase in advertising and media expenses from approximately $92,000 for the three months ended March 31, 2000 to approximately $586,000 in the comparable 2001 period to support the Company's product lines, particularly the introduction of the Company's ChampionLyte(R) product; (ii) the hiring of sales and other administrative personnel to support the expansion of the Company's product line resulted in incremental period-to-period costs of growth of approximately $133,000, related to insurance, office supplies, professional fees and various other administrative expenses; and (iv) an increase in noncash compensation costs of approximately $28,000 for the three months ended March 31, 2001, as compared to the comparable period of 2000 associated with the issuance of Common Stock for consulting services rendered.

     Meridian had a net loss available to common shareholders of $2,051,145 ($0.32 per share) during the three months ended March 31, 2001, as compared to a net loss available to common shareholders of $267,425 ($0.04 per share) during the comparable prior period.

     Liquidity  And  Capital  Resources
     ----------------------------------

     Meridian's available cash and marketable securities at March 31, 2001 were approximately $4,187,000, as compared to approximately $203,000 at March 31, 2000. The increase is primarily attributable to the proceeds of Meridian's issuance of its Series A Convertible Note to U.S. Bancorp Investments, Inc. in June 2000.

     As a result of the U.S. Bancorp financing, management believes that it has sufficient working capital to carry out its business plan for the operation and expansion of its syrup business and for the introduction and growth of its sports refresher drink for at least the next 12 months. In addition, Meridian believes that operations will increasingly contribute to cash flow during the same period.

     Comparison  of  year  ended  December  31,  2000
     to  December  31,  1999

     Results  of  Operations
     -----------------------

     Meridian's net sales revenues for the year ended December 31, 2000 was $1,023,946, as compared to $395,980 in the comparable period ended 1999 an increase of $627,966 or 159%. The increase was attributable to continued expansion of the market for Meridian's Sweet 'N Low (R) brand syrups. Meridian's gross margin increased from 32% in the year ended December 31, 1999 to 42% in the comparable 2000 period. This increase was attributable primarily to a change in the co-packing arrangement as well as a change in the mix of Meridian's customers from individual retail outlets to large national chains. This change led to substantially increased sales revenues. Management believes that sales volume will continue to grow and that, as Meridian's products become more well-established in the market, margins will stabilize.

     Selling, general and administrative expenses increased from $1,139,441 for the year ended 1999 to $3,662,514 for the year ended 2000. The increases were attributable primarily to seven factors: (i) noncash interest and amortization costs of $766,541, for the year ended 2000, associated with the U.S. Bancorp financing, which closed in June 2000; (ii) $216,667 in accrued interest due to U.S. Bancorp Investments, Inc. that may be converted into shares of the Company's Series II Preferred Stock; (iii) the cost associated with the completion of development and introduction to the market of Meridian's ChampionLyte(R) sports refresher drinks; (iv) an increase in following costs: wages and benefits, royalty payments, professional fees (legal & accounting) and freight cost from $636,000 in 1999 to approximately $1,042,000 in the comparable 2000 period and (vii) noncash compensation costs of $385,254 for the year ended December 31, 2000, associated with the issuance of common stock for consulting services rendered. The costs associated with the U.S. Bancorp bridge loan, and the non-cash compensation costs associated with the issuance of common stock for consulting services rendered are non-recurring. These non-recurring costs aggregated $1,368,462 for the year ended December 31, 2000.

     Meridian had a net loss of $4,068,323 ($0.66 per share) during the year ended December 31, 2000, as compared to a net loss of $1,017,264 ($0.20 per share) during the comparable prior period.

     Liquidity  and  Capital  Resources
     ----------------------------------

     Meridian's available cash and marketable securities at December 31, 2000 were approximately $6,256,000, as compared to approximately $68,000 at December 31, 1999. The increase is primarily attributable to the proceeds of Meridian's issuance of its Series A convertible Note to U.S. Bancorp in June 2000 and, to a lesser extent, to increased sales of Meridian's products.

     As a result of the U.S. Bancorp financing, management believes that it has sufficient working capital to carry out its business plan for the operation and expansion of its syrup business and for the introduction and growth of its sports refresher drink for at least the next 12 months. In addition, Meridian believes that operations will contribute to cash flow during the same period.

                                   MANAGEMENT
                                   ----------

     Executive  Officers,  Directors  and  Key  Employees
     ----------------------------------------------------

     Our current executive officers and directors and their ages and positions as of March 31, 2001, are as follows:




NAME                                  AGE             POSITION

Alan  Posner                            55            Chief  Executive  Officer,
                                                      Chief  Financial  Officer,
                                                      Secretary  and  Director

Mark  Streisfeld                        51            President,  Director

Joel  Flig(1),(2)                       47            Director

Gene  Kreuscher                         58            Director

Steven  Kreuscher                       36            Senior  Vice  President
                                                      - Sales

David  Ravich                           72            Director

Ronald  Shapss(2)                       54            Director

Christopher  Valleau                    30            Vice  President  - Finance


_____________________
(1)   Member  of  Audit  Committee
(2)   Member  of  Compensation  Committee

     The principal occupation, title and business experience of Meridian's executive officers and directors during the last five years, including the names and locations of employers, is indicated below:

     ALAN POSNER was elected as CEO, Secretary and Chairman of the Board of Directors on February 24, 1999. Prior to that he was co-founder and has served as CEO/Secretary/Treasurer of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1973 to 1985, Mr. Posner was employed in various professional and administrative capacities, including having served as the Senior Associate Administrator at Brookdale Hospital Medical Center in Brooklyn, New York. From 1985 to 1993, he was a principal of Medical Care Administration, Inc. and Healthrac, Inc., multi-service medical providers, medical management and consulting firms. From 1991 to 1994, Mr. Posner was a member of the New York City Mayor's Advisory Committee for Emergency Medical Services. He is a member of the American College of Health Care Administrators, the American Public Health Association and the New York Association for Ambulatory Care. Mr. Posner received dual Bachelor of Science degrees (Biology and Nursing) in 1971 and a Masters of Science in Health Care Administration in 1973 from the State University of New York at Stony Brook. From 1965 to 1968 he served in the U.S. Naval Hospital Corps.

     MARK STREISFELD was elected as President and Director on February 24,1999. He was co-founder and has been president of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1976 to 1989, Mr. Streisfeld operated a retail electronics business in Monticello, New York, which he founded. From 1989 to the present, Mr. Streisfeld has operated a multi-faceted jewelry enterprise in Monticello, founded by him and his family. From 1973 to 1976 he was an elected trustee of the Village of Monticello. Since 1985 Mr. Streisfeld has been a Rated Jeweler by the Jewelers Board of Trade and a member of the Advertising Specialties Institute. He is currently a member of the Sullivan County (NY) Chamber of Commerce, the Sullivan County Action Committee and the Board of Directors of the New Hope Community for Retarded Adults (Sullivan County, NY).

     JOEL FLIG, a director of Meridian since August 1999, is the founder (1989) and CEO of Financial Solutions Group, Ltd., a New York based company engaged nationwide in placement of senior debt. Since 1998 he has been a director of Sparta Surgical Supply Co. Prior to his current business entity, Mr. Flig was a member of the Board of Directors and Executive Vice President of Aspen Financial, Inc. (a bank holding company) and from 1981 to September 1988 he was First Vice President of Union Chelsea National Bank (NY). From 1977 through May 1981 he served in a variety of executive capacities at Republic National Bank
(NY) and began his banking career in the Management Development program at Chase Manhattan Bank (NY) in 1974. Mr. Flig received a B.B.A. degree in 1977 from the Bernard Baruch College of the City of New York, and his MBA-Finance from St. John's University (NY).

     GENE KREUSCHER was elected to the Board of Directors in February 2001 by the Directors to fill a vacancy. He will stand for election by the stockholders at the 2001 Annual Meeting of Stockholders. Mr. Kreuscher has also been engaged by the Company to direct its plans to develop and market a chocolate drink product. Prior to joining the Company, Mr. Kreuscher was the former president of the soft drink division of Austin Nichol's & Company, a subsidiary of French-based Pernod Ricard. That division was responsible for the manufacturing, distribution, sales and marketing of Yoo-Hoo and Orangina soft drinks. Prior to joining Yoo-Hoo, Mr. Kreuscher held various executive positions with Canada Dry, C&C Cola and Kirsch/No-Cal Beverages, Inc.

     STEVEN KREUSCHER joined the Company in March 2000 as Senior Vice President of Sales. Prior to joining the Company, Mr. Kreuscher served in increasingly responsible positions at Yoo-Hoo Chocolate Beverage Company/Austin Nichols & Co., Soft Drinks from 1986 until 1999. While representing Yoo-Hoo, Mr.
Kreuscher was promoted from District Sales Manager NY/NJ to Divisional Sales Manager Northeast to National Accounts Manager. Mr. Kreuscher received his MBA in 1997 at Dowling College (NY). In 1986, he received a Bachelor of Science degree in marketing from St. John's University (NY).

     DAVID RAVICH has been a member of the Board of Directors since August 2000. He has been a practicing attorney in New Jersey since 1954. From 1966 until his recent retirement, he was the senior and founding partner of Ravich, Koster, Tobin, Oleckman, Reitman & Greenstein, P.A., located in Rahway, New Jersey. Mr. Ravich received his undergraduate degree from the University of Pennsylvania and his law degree from the Rutgers University School of Law.

     RONALD SHAPSS, a director of Meridian since August 1999, is the founder of Ronald Shapss Corporate Services, Inc. (RSCS) a company engaged in consolidating fragmented industries since 1992. RSCS was instrumental in facilitating the roll-up of several companies into such entities as U.S. Delivery, Inc. and Consolidated Delivery & Logistics, Inc. Mr. Shapss was also the founder of Coach USA, Inc. and, from 1997 to 1999, served on the advisory boards of Consolidated Partners Founding Fund, LLC and 1+ USA, Inc., which founded Advanced Communications Group, Inc. (now Worldpages.com), an Internet directory whose shares trade on the New York Stock Exchange. From 1997 until 1999, he was a consultant and a member of the Board of Directors of Frontline Communications Corporation (NASDAQ: FCC). Mr. Shapss is a member of the New York Bar, having graduated from Brooklyn Law School.

     CHRISTOPHER VALLEAU joined the Company as Vice President-Finance in October 2000. Immediately prior to that, he was a Senior Staff Accountant for the New York and Florida-based certified public accounting firm, Feldman, Sherb & Co., P.C., for whom he managed the Florida client base, including Meridian. He had joined Feldman Sherb as a staff accountant in 1997. Prior to that, he had been Assistant Controller (1994-1996) and Controller (1996-1997) of Ocean World Lines, Inc. in New York City. Chris is a licensed Certified Public Accountant in New York. He received a Bachelors of Business Administration degree from Pace University (Pleasantville, New York).

     Board  of  Directors
     --------------------

     Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the annual meeting of shareholders and until their respective successors are duly appointed and qualified.

     Gene Kreuscher is the father of Steven Kreuscher. Other than that, there are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

     During the fiscal year ended December 31, 2000, there were two meetings of the Board of Directors.

     Board  Committees
     -----------------

     Audit Committee. The Audit Committee was created in May 2000, with the responsibility of recommending to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (i) reviewing the scope and results of the audit with the independent auditors; (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors; (iii) considering the adequacy of the Company's internal accounting and control procedures; and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Committee currently consists of Mr. Flig.

     Compensation Committee. The Compensation Committee was created in May 2000, with responsibility for reviewing and advising the Board with respect to executive compensation affecting corporate officers subject to Section 162(m) of the Internal Revenue Code and such other executives as the Company's management may deem appropriate. The Committee also has responsibility for administration of the 1999 Stock Incentive Plan and compensation intended as performance-based compensation under the Code. The Committee also has the responsibility to fix all salaries, grant all stock options and approve all employment agreements for executives who are, or are expected to become, subject to Section 162(m). The Committee currently consists of Messrs. Flig and Shapss.

     Director  Compensation
     ----------------------

     Directors of the Company received a fee of $1,500 for each Board of Directors meeting attended in 2000. In addition, Directors were reimbursed for any of their travel expenses to and from such meetings.

     Compensation Committee Interlocks and Insider Participation. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the board of directors.

     Executive  Compensation
     -----------------------

     The following table sets forth, for the Company's last fiscal year, the annual and long-term compensation of those persons who were, at December 31, 1999 2000, the two Executive Officers of the Company. The Company paid no compensation to Executive Officers prior to January 1, 1999.

                                                                         All
                                                                        Other
                                      Annual             Long  Term     Compensation
                                   Compensation          Compensation
                               --------------------      -------------  ------------

Name and
principal           Fiscal
position            Year       Salary         Bonus($)    Options(#)
-----------        --------   -----------   ----------   ----------




Mark Streisfeld    1999      $  125,000      ---            ---          $  1,500
President          2000      $  133,334      ---         50,000               ---


Alan Posner        1999      $  125,000      ---            ---          $  1,500
CEO and Chairman   2000      $  133,334      ---         50,000               ---

All  Directors  and
Executive  Officers
as a Group
(6 Persons)        1999      $  250,000      ---            ---          $  7,500
                   2000      $  266,668      ---        180,000          $ 15,000


                             PRINCIPAL  STOCKHOLDERS
                             ----------------------

     The following table provides information as of March 31, 2001 as to the ownership of common stock by: (i) each person known by the Company to be the beneficial owner of five (5%) percent or more of the common stock; (ii) each director and nominee for election as a director of the Company; (iii) each of the Company's executive officers; and (iv) all directors and executive officers of the Company as a group:



                                                    Shares of
                                                    Common Stock
                         Number  of                 Obtainable
                         Shares  of    Percent of   Under Stock
                         Common  Stock Common Stock Options
Name  and  Title  of     Beneficially  Beneficially Currently    Exercise Price
Shareholder              Owned(1)      Owned        Outstanding  of Options(2)
------------------------ ------------  ------------ ------------ --------------

Alan  Posner(3)              1,000,291(4)    15.9%   $ 70,000     $  1.00
(CEO  and  Director)

Mark  Streisfeld(5)          1,112,791(6)    17.7%     70,000     $  1.00
(President  and  Director)


Joel  Flig(7)                    5,000        -0-       5,000     $  1.00
(Director)

Paul  Galant(8)                335,000        5.3%     25,000     $  1.00
(5%  beneficial  owner)

Gene  Kreuscher(9)               5,000        -0-      50,000     $  1.00
(Director)

                                       36

Steven  Kreuscher(10)            5,000        -0-         -0-     $  1.00
(Sr.  Vice  Pres.  -  Sales)

David  Ravich(11)                5,000        -0-         -0-     $  1.00
(Director)



Ronald  Shapss(12)              225,972       3.6%     50,000    $  1.00
(Director)

Christopher  A.  Valleau(13)       -0-        -0-      20,000    $  1.00
(Vice  President  -  Finance)

All  Directors  and          2,694,054       42.9%    290,000    $  1.00
Executive  Officers
as  a  group
(eight  (8)  persons)
------------------------------------------------

--------------------------------
(1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2)  All  Stock  Options  expire  on  May  1,  2010.

(3) The address for Mr. Posner is c/o Meridian USA Holdings, Inc., 1356 N.W. 2nd Avenue, Boca Raton, FL 33432.

(4) Excludes 577,500 shares of common stock which are issuable to Mr. Posner upon conversion of his 1,750 shares of Series I Preferred Stock.

(5) The address for Mr. Streisfeld is c/o Meridian USA Holdings, Inc., 1356 N.W. 2nd Avenue, Boca Raton, FL 33432.

(6) Excludes 577,500 shares of common stock which are issuable to Mr. Streisfeld upon conversion of his 1,750 shares of Series I Preferred Stock.

(7)  The  address for Mr. Galant is 470 N.E. 25th Terrace, Boca Raton, FL 33431.

(8)  The  address  for  Mr.  Flig  is  160 East 61st Street, New York, NY 10021.

(9)  The address for Gene Kreuscher is 69 Kenwood Road, Bohemia, New York 11716.

(10)  The  address for Steven Kreuscher is 3 East Park, Bayport, New York 11715.

(11)  The  address  for  Mr.  Ravich  is 3827 Red Maple Circle, Delray Beach, FL
33445.

(12)  The  address for Mr. Shapss is 75 Montebello Road, Suffern, NY 10901-3746.

(13) The address for Mr. Valleau is 8761 Wiles Road, 17-201, Coral Springs, FL 33067.

                               LEGAL  MATTERS
                               --------------

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Aronauer, Goldfarb, Sills & Re, LLP, New York, New York.

                                  EXPERTS
                                  -------

     The consolidated financial statements of the Company as of December 31, 1999 and 2000 and for the years ended December 31, 1999 and December 31, 2000, have been included herein in reliance upon the reports of Radin Glass & Co., LLP and Feldman Sherb & Company, P.C., independent auditors, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

                  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS
                     ON  ACCOUNTING  AND  FINANCIAL  DISCLOSURE
                     --------------------------------------

     On January 18, 2001, the Board of Directors of the Company approved the dismissal of Feldman Sherb & Co., P.C ("Feldman Sherb") as its independent accountants and auditors of record for the financial statements as of and for the year ended December 31, 2000.


     The reports of Feldman Sherb on the Company's financial statements for the years ended December 31, 1999 and 1998 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 1999 and December 31, 1998, and in the subsequent interim periods, there were no disagreements between the Company and Feldman Sherb on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Feldman Sherb, would have caused Feldman Sherb to make reference to the matter in their reports.

     On January 18, 2001, the Board of Directors of the Company approved the engagement of Radin, Glass & Co., LLP ("Radin Glass") of New York, New York, to replace Feldman Sherb as the Company's independent auditors. The Company had not retained Radin Glass during any of the previous years to consult on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or on any matter that was the subject of a disagreement with the prior accountants or a reportable event under the Securities laws.

                  WHERE  YOU  CAN  FIND  MORE  INFORMATION  ABOUT  US
                  ---------------------------------------------------

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. For further information with respect to Meridian USA Holdings, Inc. and the common stock, reference is made to the registration statement and exhibits filed therewith. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy any document we file on the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     Since January 2000, we have been subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statement and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's web site, which is described above.

                  INDEX  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                  ----------------------------------------------

MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARIES

Independent  Auditors'  Report                                      F-2

Consolidated  Balance  Sheet at December 31, 2000                   F-3

Consolidated  Statements of  Operations for the years
ended December 31, 2000 and 1999                                    F-4

Consolidated  Statement  of  Stockholders'  Deficiency
for the years ended December 31, 2000 and 1999                F-5 - F-7

Consolidated  Statements of  Cash  Flows for the years
ended December 31, 2000 and 1999                                    F-8

Notes  to  Consolidated  Financial  Statements               F-9 - F-19

Consolidated Balance Sheet at March 31, 2001 (unaudited)           F-20

Consolidated Statement of Operations for the three months
ended March 31, 2001 and March 31, 2000 (unaudited)                F-21

Notes to Consolidated Financial Statements (unaudited)      F-23 - F-24

                          INDEPENDENT  AUDITORS'  REPORT




To  the  Board  of  Directors
Meridian  USA  Holdings,  Inc.  and  Subsidiaries


We have audited the accompanying statement of operations, stockholders' deficit and cash flows of Meridian USA Holdings, Inc. and subsidiaries for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows of Meridian USA Holdings, Inc. and subsidiaries, for the year ended December 31, 1999, in conformity with generally accepted accounting principles.





     /S/  Feldman  Sherb  &  Co.,  P.C.
     Feldman  Sherb  &  Co.,  P.C.
     Certified  Public  Accountants


New  York,  New  York
March  30,  2000

                          INDEPENDENT AUDITORS' REPORT

To  the  Board  of  Directors
Meridian  USA  Holdings,  Inc.  and  Subsidiaries


We have audited the accompanying consolidated balance sheet of Meridian USA Holdings, Inc. and subsidiaries as of December 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian USA Holdings, Inc. and subsidiary, for the year ended December 31, 2000 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


     /S/  Radin  Glass  &  Co.,  LLP
     Radin  Glass  &  Co.,  LLP
     Certified  Public  Accountants

New  York,  New  York
March  6,  2001



                   MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                           CONSOLIDATED  BALANCE  SHEET
                                DECEMBER 31, 2000

                           ASSETS
                           ------


Current  assets:
  Cash and cash equivalents                                    $  1,456,684
  Marketable securities - available-for-sale                      3,799,694
  Accounts  receivable,  net                                        103,970
  Inventory                                                         103,267
  Prepaid expenses                                                  115,299
                                                               --------------
    Total  current  assets                                        5,578,914

Property  and  equipment,  net                                      144,370

Deferred financing costs, net                                       267,223

Licensing  agreement,  net                                          152,532

Deposits                                                             11,046
                                                               --------------
                                                               $  6,163,085
                                                               ==============

          LIABILITIES  AND  STOCKHOLDERS'  DEFICIENCY
          -------------------------------------------

Current  liabilities:
  Accounts  payable                                             $   191,228
  Accrued  expenses  and  other  current liabilities                310,635
  Current portion of note payable                                     3,066
                                                               --------------
    Total  current  liabilities                                     504,929
                                                               --------------

Note payable, net of current portion                                 11,993

Convertible note payable, net of discount                         7,377,618

Commitments  and  contingency                                             -

Stockholders'  deficiency:
  Series  I  convertible  preferred  stock,  par  value  $1.00
   -  authorized  100,000  shares,  3,500  issued  and
   outstanding                                                         3,500
  Series  II  convertible  preferred  stock,  par  value  $.01
    authorized  8,500  shares,  no  shares issued and outstanding          -
  Common  stock,  par  value  $.001  -  authorized  40,000,000
   shares,  issued  and  outstanding 6,376,399                         6,377
  Additional  paid-in  capital                                     4,590,150
  Accumulated  deficit                                            (6,309,583)
                                                                  -----------
    Total  stockholders'  deficiency                              (1,731,455)
                                                               --------------

                                                               $   6,163,085
                                                               ==============



                 See  Notes  to  Consolidated  Financial  Statements



                       MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                         CONSOLIDATED  STATEMENTS  OF  OPERATIONS



                                                Year  Ended    December  31,
                                                    2000          1999
                                                 ----------    ----------


Net  sales                                      $  1,023,946   $    395,980

Cost  of  goods  sold                                598,389        268,654
                                                 -----------  -------------

Gross  profit                                        425,557        127,326

Selling,  general  and  administrative             3,662,514      1,139,441
                                                ------------  -------------

Loss from operations                              (3,236,957)    (1,012,115)

Other income (expense):
  Investment income                                   159,234           225
  Interest expense                                   (990,600)       (5,374)
                                                 ------------- -------------

Other expenses, net                                  (831,366)       (5,149)
                                                 ------------- -------------

Net  loss                                        $ (4,068,323) $ (1,017,264)
                                                 ============= =============

Net  loss  per  common  share  -
  basic  and  diluted                            $      (0.66) $      (0.20)
                                                 ============= =============

Weighted  average  number  of  common  shares
  outstanding  -  basic  and  diluted               6,139,122     5,210,546
                                                 ============= ============
Other comprehensive loss:

Net loss                                         $(4,068,323)  $ (1,017,264)

Unrealized gain from marketable securities            60,992              -
                                                 ------------- -------------
Comprehensive loss                               $(4,007,331)  $ (1,017,264
                                                 ============= ============



                 See  Notes  to  Consolidated  Financial  Statements



                   MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
               CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  DEFICIENCY

                                                             Series  I
                                                            Convertible
                                    Common  Stock           Preferred  Stock
                                    ---------------         ---------------
                                  Shares      Amount        Shares   Amount
                                  ----------- --------     -------  -------

BALANCE,  DECEMBER  31,  1998     771,056          771           -        -

  Issuance of convertible
   preferred stock from reverse
   merger                               -            -       3,500    3,500
  Issuance  of  common  stock
   from reverse merger          3,026,794        3,027           -        -
  Issuance  of  common  stock      47,150           47           -        -
  Exercise  of  common  stock
   purchase  warrants             850,000          850           -        -
  Issuance of common stock
   related to reverse
   acquisition                    620,000          620           -        -
  Stock dividend                  521,500          522           -        -
  Repurchase of common stock     (100,000)        (100)          -        -
  Issuance of warrants for
   license agreement                    -            -           -        -
  Net  loss                             -            -           -        -
                              -----------      --------    -------  -------

BALANCE,  DECEMBER  31,  1999   5,736,500        5,737       3,500    3,500

  Issuance  of  common  stock     450,000          450           -        -

  Capital contributions                 -            -           -        -

  Issuance of options for
   services                             -            -           -        -

  Issuance of common stock
   for services                   164,899          165           -        -

  Effect of change in fair
   value of available-for-sale
   securities                           -            -           -        -

  Issuance of warrants with
   convertible notes                    -            -           -        -

  Exercise of stock purchase
   option                          25,000           25           -        -

  Net  loss                             -            -           -        -
                              -----------     --------     -------  -------

BALANCE,  DECEMBER  31,  2000  $6,376,399     $  6,377     $ 3,500  $ 3,500
                              ===========     ========     =======  =======


                 See  Notes  to  Consolidated  Financial  Statements




                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY (CONTINUED)

                               Additional                    Unrealized
                                Paid-in       Deferred     Gain on Certain
                                Capital     Compensation     Investments
                                -------     ------------     -----------


BALANCE,  DECEMBER  31,  1998     630,968            -               -

  Issuance of convertible
   preferred stock from reverse
   merger                               -            -               -
  Issuance  of  common  stock
   from reverse merger                  -            -               -
  Issuance  of  common  stock      47,103            -               -
  Exercise  of  common  stock
   purchase  warrants             849,150            -               -
  Issuance of common stock
   related to reverse
   acquisition                       (620)           -               -
  Stock dividend                  520,978            -               -
  Repurchase of common stock      (49,900)           -               -
  Issuance of warrants for
   license agreement              176,000            -               -
  Net  loss                             -            -               -
                                  --------     -------         -------

BALANCE,  DECEMBER  31,  1999   2,173,679            -               -

  Issuance  of  common  stock     449,550            -               -

  Capital contributions           116,044            -               -

  Issuance of options for
   services                       105,020      (82,891)              -

  Issuance of common stock
   for services                   362,960            -               -

  Effect of change in fair
   value of available-for-sale
   securities                           -            -          60,992

  Issuance of warrants with
   convertible notes            1,357,922            -               -

  Exercise of stock purchase
   option                          24,975            -               -

  Net  loss                             -            -               -
                              -----------     --------         -------

BALANCE,  DECEMBER  31,  2000  $4,590,150     $(82,891)       $ 60,992
                              ===========     ========         =======


                 See  Notes  to  Consolidated  Financial  Statements



                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY (CONTINUED)

                                                Total
                               Accumulated    Stockholders'
                                Deficit        Deficiency
                                -------       ------------


BALANCE,  DECEMBER  31,  1998    $  (702,496)  $  (70,757)

  Issuance of convertible
   preferred stock from reverse
   merger                                  -        3,500
  Issuance  of  common  stock
   from reverse merger                     -        3,027
  Issuance  of  common  stock              -       47,150
  Exercise  of  common  stock
   purchase  warrants                      -      850,000
  Issuance of common stock
   related to reverse
   acquisition                             -            -
  Stock dividend                    (521,500)           -
  Repurchase of common stock               -      (50,000)
  Issuance of warrants for
   license agreement                       -      176,000
 Net  loss                        (1,017,264)  (1,017,214)
                                  -----------  -----------

BALANCE,  DECEMBER  31,  1999     (2,241,260)     (58,344)

  Issuance  of  common  stock              -      450,000

  Capital contributions                    -      116,044

  Issuance of options for
   services                                -       22,129

  Issuance of common stock
   for services                            -      363,125

  Effect of change in fair
   value of available-for-sale
   securities                              -       60,992

  Issuance of warrants with
   convertible notes                       -    1,357,922

  Exercise of stock purchase
   option                                  -       25,000

  Net  loss                       (4,068,323)  (4,068,323)
                                  -----------  -----------

BALANCE,  DECEMBER  31,  2000    $(6,309,583) $(1,731,455)
                                 ============ ============


                 See  Notes  to  Consolidated  Financial  Statements

                       MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                          CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS


                                                    Year  Ended  December  31,
                                                    -------------------------
                                                       2000            1999
                                                    -----------     ----------

Cash  flows  from  operating  activities:
  Net  loss                                         $ (4,068,323)   $ (1,017,264)
  Adjustments  to  reconcile  net  loss  to  net
    cash  used  in  operating  activities:
      Depreciation  and  amortization                    363,329          14,198
      Common stock and options issued for services       385,254               -
      Amortization of debt discount                      735,541               -
    Changes  in  assets  and  liabilities:
      Accounts  receivable                               (60,677)        (29,054)
      Inventory                                          (56,083)        (47,184)
      Prepaid expenses                                  (115,299)              -
      Deposits                                           (11,046)          3,001
      Accounts  payable                                   38,878          73,191
      Accrued  expenses  and  other
        current  liabilities                             (31,110)        336,403
                                                     ------------     -----------
Net  cash used in operating activities                (2,819,536)       (666,709)
                                                     ------------     -----------
Cash  flows  from  investing  activities:
  Purchase of marketable securities                   (3,738,702)              -
  Repayment of advances to officers                       99,000               -
  Capital  expenditures                                 (155,213)              -
                                                     ------------     -----------
Net  cash used in investing activities                (3,794,915)              -
                                                    -------------     -----------

Cash  flows  from  financing  activities:
  Repayment of advances from stockholders                      -        (149,000)
  Proceeds from loans payable                             17,814               -
  Principal payments on notes payable                     (2,215)              -
  Proceeds from convertible notes                      8,000,000               -
  Debt issue costs                                      (602,667)              -
  Repurchase of common stock                                   -         (50,000)
  Proceeds from issuance of common stock and warrants    475,000         897,150
  Capital  contribution                                  116,044               -
                                                     ------------     -----------
Net  cash  provided by financing activities            8,003,436         698,150
                                                     ------------     -----------

Net  increase in cash                                  1,388,985          31,441

Cash,  beginning  of year                                 67,699          36,258
                                                     ------------     -----------

Cash,  end  of period                                $ 1,456,684      $   67,699
                                                     ============     ===========

Supplemental  Disclosure  of  Cash  Flow  Information:

Cash  paid  during  the  year:
  Interest  expense                                 $     36,971      $        -
                                                    =============     ===========
  Income  taxes                                     $          -      $        -
                                                    =============     ===========

Non-cash  flow  investing  and  financing  activities:
  Issuance  of  common  stock  and  convertible
    preferred  stock  in reverse merger             $          -      $    3,377
                                                    =============     ===========
  Issuance  of  common  stock  related  to  reverse
    merger                                          $          -      $      620
                                                    =============     ===========
  Issuance of warrants in conjunction with
    convertible note payable                        $  1,357,922      $        -
                                                    =============     ===========

  Issuance  of  warrants for licensing agreement    $          -      $  176,000
                                                    =============     ===========


                 See  Notes  to  Consolidated  Financial  Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORGANIZATION:
-------------

1. The Old Fashioned Syrup Company, Inc. ("Old Fashioned"), a Florida corporation, was formed in November 1996 for the purpose of developing sugar-free, fat-free, cholesterol-free chocolate-flavored syrup to market and sell principally to retailers and food service customers located throughout the United States. The Old Fashioned Egg Cream Company and The Original Egg Cream Company, both subsidiaries of Old Fashioned, were incorporated in 1993 in the state of Florida.

     During January 1999, Old Fashioned was acquired by Meridian USA Holdings, Inc. ("Meridian" or the "Company"), a Florida corporation, for 3,026,794 shares of Meridian common stock and 3,500 shares of its Series I Convertible Preferred Stock (the "Exchange") for all of the shares of Old Fashioned and its subsidiaries. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Old Fashioned, pursuant to which Old Fashioned is treated as the continuing entity.

     In August 1999, the Company formed ChampionLyte, Inc. ("ChampionLyte"), a New York corporation, to market its sugar-free, calorie-free, sports refresher beverage, ChampionLyte. The Company did not commence sales activities until the fourth quarter of 2000.


2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     a. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated.

     b. ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     c. CASH AND CASH EQUIVALENTS - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

     d. MARKETABLE SECURITIES - Investments in marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included in accumulated other comprehensive income (loss), which is a component of stockholders' deficiency. At December 31, 2000, the Company's portfolio consisted of U.S. government agency securities.

     e. REVENUE RECOGNITION - Revenues are recognized as products are received by customers.

     f. INVENTORY - Inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2000 predominately all inventory on-hand was finished goods.

     g. PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the life of the appropriate lease.

     h. CONCENTRATION OF RISK - Credit losses, if any, have been provided for in the financial statements and are based on management's expectations.
         The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual or significant risks, in the normal course of business.

     i. INCOME TAXES - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     j. NET LOSS PER SHARE - Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

     k. FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

     l. LICENSING AGREEMENT - The licensing agreement is amortized on a straight-line basis over ten years.

     m. ADVERTISING COSTS - Advertising costs are expensed as incurred. Total advertising costs charged to operations for the years ended December 31, 2000 and 1999 amounted to $973,550 and $64,120, respectively.

     n. IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company believes that there has been no impairment of its long-lived assets.

     o. STOCK OPTIONS - The Company accounts for all transactions under which employees, officers and directors receive shares of stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employees, officers and directors stock option plan other than for those options issued to non-employees for consulting services.

     p. COMPREHENSIVE INCOME - The Company has adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.

         Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of stockholders' deficiency and in the balance sheet as of component of stockholders' deficiency.

     q. RECENT ACCOUNTING PRONOUNCEMENT - In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statement." SAB 101 provides interpretative guidance on the recognition, presentation and disclosure of revenue. SAB 101 was applied to the financial statements in the fourth quarter of 2000. The application of SAB 101 did not have a material effect on our financial position or results of operations.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." The interpretation clarifies the application of Accounting Principles Board Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. We do not anticipate that the adoption of this interpretation will have a material effect on our financial position or results of operations.

3.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     As of December 31, 1999 the Company has a receivable of $99,000 due from two officers of the Company. Such advances are short-term in nature and do not bear interest. Such advances were applied against other monies due to officers during the year ended December 31, 2000.

4.   PROPERTY  AND  EQUIPMENT
     ------------------------

     Property  and  equipment  consisted  of  the  following:

                                          December 31,
                                          ------------

                                  Useful Life     2000       1999
                                  -----------  --------  ----------
Carts. . . . . . . . . . . . .  5 Years   $  62,500   $       62,500
Office Furniture and Equipment  5 Years      63,604           18,096
Coolers. . . . . . . . . . . .  5 Years      17,046                -
Leasehold Improvements . . . .  5 Years      23,579                -
Vehicles . . . . . . . . . . .  5 Years      67,757            2,800
                                          ----------  --------------
                                            234,486           83,396
Accumulated Depreciation                    (90,116)         (74,954)
                                            --------       ----------
                                          $ 144,370    $       8,442
                                          ==========   ==============

Depreciation expense was $19,285 and $8,331 for the years ended December 31, 2000 and 1999, respectively.

5.    LICENSING  AGREEMENT
      --------------------

     The Company entered into a ten year license agreement, effective January 20, 1999, and as amended in October 1999, with Cumberland Packing Corp. ("Cumberland"), a New York corporation, for the right to use their "Sweet 'N Low" Trademark in order to market the Company's sugar-free, fat-free, cholesterol-free chocolate, vanilla and strawberry flavored syrup products. Licensing agreement as of December 31, 2000 and 1999 is as follows:

                                          December 31,
                                          ------------

                              Useful Life    2000      1999
                              -----------  --------  --------
Licensing Agreement. . . . . .  10 Years  $176,000  $176,000
Less: accumulated amortization              23,467     5,867
                                          --------  --------
                                          $152,533  $170,133
                                          ========  ========

     (See Note 8 for equity rights and Note 13 for minimum royalty commitments.)

6.   NOTE  PAYABLE
     -------------

     In May 2000, the Company entered into a note payable of $17,184, the proceeds for which were used to acquire a vehicle. Such borrowing is secured by the vehicle and bears interest at 9% per annum, payable in sixty monthly installments.

7.   CONVERTIBLE  NOTE  PAYABLE
     --------------------------

     On June 16, 2000, the Company entered into a convertible debt agreement with a bank. Such agreement includes a convertible note payable for $8,000,000. This note bears interest at 5.00% per annum and is automatically converted on June 15, 2001. The note may be converted prior to its mandatory conversion date by either the Company or the note holder upon satisfaction of certain conditions. The note is convertible into Series II Convertible Preferred Stock at one share for each $1,000 in debt, including accrued interest. The Company received net proceeds of $7,366,334 and recorded deferred financing costs of $602,666, to be amortized over one year. In the event the Company is sold or liquidated while any principal amount of the note is outstanding, the note will be due upon demand, including accrued interest. On May 11, 2000, the Company received bridge financing from the same note holders for $500,000, which debt was satisfied upon issuance of the convertible note. The Company has recorded $31,000 in interest expense related to the bridge financing.

     Along with the convertible note, the Company issued 698,948 warrants to acquire shares of the Company's common stock. The warrants are exercisable at $1.75 per share and expire seven years from the date of issuance. The Company has recorded these warrants as a discount to the convertible note for $1,357,922. The discount was derived from the Black-Scholes option-pricing model based on the following assumptions: expected stock price volatility of 128%; risk-free interest rate of 5.70%; and an expected 7-year life. The discount will be amortized as interest expense over one year. With respect to such discount, the Company recorded amortization expense of $735,540 for the period ended December 31, 2000.

8.   STOCKHOLDERS'  DEFICIENCY
     ------------------------

     In April 1999, the Company completed a self underwritten Regulation "D" Private Placement Offering of 49,150 shares of common stock, at the price of $1.00 per share, and 850,000 Common Stock Purchase Warrants ("Warrants"), at a price of $.001 per warrant. As of December 31, 1999, all of the holders' of the warrants had converted to common stock at a conversion price of $1.00 per share.

     During January 1999, in connection with the reverse merger, the Company issued 620,000 shares of common stock of which 300,000 shares was issued to a stockholder who acted as advisor, 300,000 shares were issued to a member of the Board of Directors and the remaining balance of 20,000 shares was issued to former officers of Meridian. The common stock was valued at $.001 per share on the dates of issuance and had been recorded as additional paid-in capital.

     On August 18, 1999, the Board of Directors declared a 10% stock dividend to be payable to all stockholders of record as of September 30, 1999 and the 521,500 shares of common stock were valued at $1.00 per share on the date of declaration. The stock dividend was distributed on October 15, 1999.

     In September 1999, in connection with the Cumberland agreement, the Company has granted warrants to purchase 385,000 (increase from 350,000 shares as a result of the 10% stock dividend) shares of the Company's common stock at an exercise price equal to the greater of $2.50 per share or 50% of the average trading price for the Company's shares during the twenty days prior to the exercise of the warrants. The warrants expire on December 31, 2008 and management has estimated the value of the warrants, based on the Black-Scholes option-pricing model, in order to record $176,000 of deferred licensing cost. The deferred licensing cost is being amortized on a straight-line basis over ten years from the date the warrants were granted. Amortization expense charged to operations for the years ended December 31, 1999 and 2000 was approximately $5,900 and $17,600.

     From March 1, 2000 through June 30, 2000, the Company sold 450,000 shares of its restricted common stock at $1.00 per share and 250,000 options to purchase common stock for $450,000. The exercise price of the options issued was between $0.50 and $1.00 per share of common stock.

     On April 20, 2000, the Company issued 5,000 shares of its restricted common stock to a consultant. The Company has recorded $5,000 in compensation to reflect this transaction.

     On June 16, 2000, the Company amended its articles of incorporation to designate Series II Convertible Preferred Stock ("Series II"). The Company authorized 8,500 shares of Series II stock, $.01 par value. Series II stock accrues preferred dividends at 5% per annum and each share is convertible in to approximately 588 shares of the Company's common stock based upon a $1.70 conversion price where each Series II share converts into a $1,000 unit of common stock. The conversion price may be adjusted one year from the date of issuance. The adjusted conversion price would be the lower of $1.70 or the average of the closing prices of the common stock for the ten-day period ending one year from the date of issuance. Additionally, these shares have the right of mandatory redemption ten years from the date of issuance.

     On August 16, 2000, options to purchase 25,000 shares of restricted common stock were exercised at $1.00 per share.

     On August 17, 2000, with the approval of the shareholders of the Company, the number of authorized common shares was increased from 20,000,000 to 40,000,000.

     On September 27, 2000, the Company issued 120,000 shares of restricted common stock to a consultant for services rendered. The Company valued the restricted common stock at $264,000 and recorded compensation expense.

     In fourth quarter of 2000, the Company issued 40,000 shares of its restricted common stock to members of its board of directors and advisory board as well as shares to an executive. The Company recorded $94,125 in compensation to reflect this issuance.


9.   CONVERTIBLE  PREFERRED  STOCK
     -----------------------------

     The Company is authorized to issue 1,000,000 shares of preferred stock at .001 par value, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the shareholders. The Company has designated 100,000 shares of convertible preferred stock as Series I. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock (increased from 300 as a result of the September 1999 stock dividend). As of December 31, 2000 and 1999, 3,500 shares of such convertible preferred stock were issued and outstanding.

10.  STOCK  OPTION  PLAN
     -------------------

     In August 1999 the Company's stockholders approved the adoption of an Incentive Stock Option Plan ("1999 Option Plan"), which allows the Board of Directors to grant options to employees and members of the Board of Directors. The 1999 Option Plan provides the Board of Directors the right to grant options to purchase up to a total of 100,000 share of the Company's common stock. On August 17, 2000, with the approval of the shareholders of the Company the number of shares available under the 1999 Option Plan was increased to 1,000,000. As of December 31, 2000, 84,810 options have been granted under the 1999 Option Plan, no options were outstanding as of December 31, 1999. As of December 31, 2000, 340,000 non-plan options were issued and outstanding.

     For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the year ended December 31, 2000: annual dividends of $0.00, expected volatility of 128%, risk-free interest rate of 5.7% and expected lives varying on the option agreement.

     If the Company recognized compensation cost for the vested portion of the employee stock option plan in accordance with SFAS No. 123, the Company's net loss would have been approximately, ($4,330,000) and ($0.70) per share for the year ended December 31, 2000. The value of the employee stock options not vested is approximately $29,000. Such stock options predominately vest over the next four years.

     The following tables summarize the Company's fixed stock options activity at December 31, 2000:

     Employee  and  Director's  Stock  Options:



                      Options Outstanding            Options Exercisable
                     -------------------             -------------------
                           Weighted
                           Average    Weighted                    Weighted
                           Remaining  Average                      Average
                Number     Life (In   Exercise          Number     Exercise
              Outstanding     Years)   Price          Exercisable   Price
             ------------  ---------  --------        -----------  --------
Outstanding at
December 31,
1998 . . . . .         -           -         -                  -         -
   Granted . .   100,000           -         -                  -         -
   Exercised.          -           -         -                  -         -
   Expired or
   cancelled .  (100,000)          -         -                  -         -
Outstanding at
December 31,
1999 . . .             -           -         -                  -         -
   Granted.      200,000        9.55      1.00            180,000      1.00
   Exercised           -           -         -                  -         -
   Expired or
   cancelled           -           -         -                  -         -
                ---------                                ---------
Outstanding at
December 31,
2000 . . . .     200,000                                  180,000
                =========                                 =======

Non-Employee Stock Options:


                      Options Outstanding            Options Exercisable
                     -------------------             -------------------
                           Weighted
                           Average    Weighted                    Weighted
                           Remaining  Average                      Average
                Number     Life (In   Exercise          Number     Exercise
              Outstanding     Years)   Price          Exercisable   Price
             ------------  ---------  --------        -----------  --------
Outstanding at
December 31,
1999 . . . . .         -           -         -                  -         -
   Granted . .    10,000         .50      2.27             10,000      2.27
   Exercised.          -           -         -                  -         -
   Expired or
   cancelled .         -           -         -                  -         -
Outstanding at
December 31,      10,000         .50      2.27             10,000      2.27
1999
   Granted.      211,000        3.06       .67            172,000       .70
   Exercised     (25,000)          -      1.00                  -         -
   Expired or
   cancelled           -           -         -                  -         -
                ---------                                ---------
Outstanding at
December 31,
2000 . . . .     196,000                                  182,000
                =========                                 =======

     The non-employee stock options outstanding vest over the next year. The compensation expense attributed to the issuance of these stock options will be amortized over the next 12 months. The weighted average life of these options is approximately three years.


11.  INCOME  TAXES
     -------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At December 31, 2000 and 1999, a valuation allowance for the full amount of the deferred tax asset was recorded because of operating losses incurred and the uncertainties as to the amount of taxable income that would be generated in future years.

     The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes is as follows:



                                                  December 31,
                                                  ------------

                                              2000           1999
                                             -----           ----
Taxes benefit computed at statutory rate  $ (1,239,000)  $  (429,000)
Losses for which no tax benefit realized     1,239,000       429,000
                                          -------------  ------------
Net income tax benefit . . . . . . . . .             -             -
                                          =============  ============

     The Company has a net operating loss carryforward for tax purposes totaling approximately $3,941,000 at December 31, 2000 expiring through the year 2020.

     Listed below are the tax effects of the items related to the Company's net tax asset:


                                                      December 31, 2000
                                               -------------------------------
Tax benefit of net operating loss carryforward  $             1,537,000
Valuation Allowance. . . . . . . . . . . . . .               (1,537,000)
                                               -------------------------------
Net deferred tax asset recorded. . . . . . . .                        -
                                               ===============================

12.   SEGMENT  INFORMATION
      --------------------

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which the chief operating decision maker or decision making group, in making decisions how to allocate resources and assess performance. Prior to January 1, 2000, the Company operated in principally one segment, its syrup products. To date however, with the inclusion of the Company's isotonic refresher products it views that there is now effectively two operating segments. Key financial information by operating segment for December 31, 2000 and for the year then ended is as follows:


                                       Isotonic
                             Syrup     Refresher   Adjustments(1)  Consolidated
                           ----------  ----------  --------------  ------------
Year Ended December 31,
2000:
Net sales to unaffiliated
customers . . . . . . . .  $  997,663  $   26,283  $            -  $  1,023,946
Interest income . . . . .           -           -         159,234       159,234
Interest expense. . . . .           -           -         990,600       990,600
Depreciation. . . . . . .           -         394          18,891        19,285
Segment loss. . . . . . .   2,371,741     147,358       1,549,224     4,068,323
Segment assets. . . . . .     411,983     214,503       5,536,599     6,163,085
Long-lived
 asset expenditures . . .           -      17,046         138,167       155,213

     (1) This column represents the amount of non-segment information necessary to reconcile reportable segment information with consolidated totals.

13.  COMMITMENTS  AND  CONTINGENCY
     -----------------------------

     Commitments:

     OPERATING LEASES - On October 3, 2000, the Company entered into a five year lease for office space. The lease commenced on November 1, 2000 and monthly rental payments are approximately $5,256. The monthly rent will increase approximately 3% per annum over the term of the lease. The future minimum lease payments are as follows:


     2001 . .  $59,797
     2002 . .   61,591
     2003 . .   63,755
     2004 . .   67,245
     2005 . .   57,432
               -------
               309,820
              ========

     Rent expense for the years ended December 31, 2000 and 1999 totaled $35,816 and $30,245 respectively.

     Employment  Contracts:
     ----------------------

     In November 1999, the Company entered into five-year employment agreements with its two senior executives. Such agreements call for initial annual compensation of $175,000 with an increase in the second year of the agreement to $250,000. Any further salary increases will be at the discretion of the Board of Directors.

     On March 15, 2000, the Company entered into an employment agreement with an executive. The agreement is for a term of two years with an annual compensation of $90,000. Such executive will also be entitled to 1.5% of sales net of all discounts, claims, allowances and bad debts. Additionally, this individual will be granted 5,000 shares of the Company's common stock after the thirtieth day of employment, such shares were subsequently issued in November 2000 (see Note 8 Stockholders' Deficiency).

     On October 2, 2000, the Company entered into an agreement with its vice president of finance for a term of one year. Under the agreement, this individual will receive a salary of $90,000 per year. The Company also has agreed to cover reasonably expected benefits and to issue 20,000 options to purchase shares of the Company's common stock at $1.00 per share vesting at a rate of 5,000 options per year commencing September 30, 2001.

     Consulting  Agreements:
     -----------------------

     On October 1, 2000, the Company entered into a five year consulting agreement with a consultant. The consultant will provide sales and marketing services. The Company paid 100,000 upon signing this agreement, for services previously rendered, and will pay an additional $250,000 in equal monthly installments over the term of the agreement.

     On November 7, 2000, the Company entered into a one-year endorsement agreement with a professional athlete. This agreement gives the Company the rights to utilize this individual's likeness in its ChampionLyte product advertisements. The individual received $60,000 and 10,000 options to acquire shares of the Company's common stock. The cash portion was recorded as a prepaid expense and will be amortized over the term of the agreement. The options are exercisable at $0.50 per share and the Company recorded approximately $20,100 in deferred compensation that is amortized over the term of the agreement. At December 31, 2000, the Company recorded approximately $13,300 in compensation in relation to this agreement.

     Also, on November 7, 2000, the Company entered into a one-year agreement with a consultant for sports marketing services. The Company paid $10,000 and will issue to the consultant 28,000 options to purchase shares of the Company's restricted common stock at $0.50 per share. These options will be issued at a rate of 7,000 options per quarter with the first 7,000 issued upon the execution of the agreement. The Company has recorded approximately $60,000 in deferred compensation to record the value of the options issued, such deferral shall be expensed over the term of the agreement. At December 31, 2000, the Company has recorded compensation of approximately $11,700 due to this agreement.

     On December 18, 2000, the Company entered into a one-year consulting agreement with a public relations firm. Under this agreement, the consultant will receive a $2,000 a month retainer. Additionally, the consultant has received 18,000 options to acquire shares of the Company's common stock. The options are exercisable at $0.50 per share and vest ninety days after the date of issuance, and the Company has recorded approximately $19,000 in deferred compensation and $3,000 in compensation expense.

     Royalty  Agreements
     -------------------

     Pursuant to various agreements, the Company is obligated to pay royalties for use of certain licensed amounts based upon a percentage of net sales, subject to an annual minimum guaranteed royalty. Future minimum royalty payments under all noncancelable agreements as of December 31, 2000 are as follows:


     2001. . . .  $ 65,000
     2002. . . .    80,000
     2003. . . .   100,000
     2004. . . .   115,000
     2005. . . .   130,000
     Thereafter.   495,000
                  --------
                   985,000
               ===========

     Contingencies:

     The Company is currently the defendant in an action currently pending in the Circuit Court of Palm Beach County, Florida. The plaintiff is seeking a finders fee related to the U.S. Bancorp financing transaction that took place in June 2000. The amount sought is $50,000 plus 200,000 shares of the Company's common stock. The Company denies any liability for the claim and on December 7, 2000 the Court granted the Company's motion for summary judgment; the case is currently under appeal. The Company believes the suit is without merit and intends to defend its position vigorously.


14.  SUBSEQUENT  EVENTS
     ------------------

     On January 10, 2001, U.S. Bancorp converted the $8,000,000 note it held along with all accrued interest into 8,230 shares of Series II Convertible Preferred Stock (See Note 7).



                      MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                              CONSOLIDATED  BALANCE  SHEET
                                 MARCH  31,  2001
                                    (UNAUDITED)


                               ASSETS
                               ------
Current  assets:
  Cash and cash equivalents                               $     352,615
  Marketable  securities  -
   available  for  sale                                       3,833,795
  Accounts  receivable,  net                                    103,350
  Inventory                                                     127,802
  Prepaid expenses                                              131,019
                                                           ------------
    Total  current  assets                                    4,548,581

Property  and  equipment,  net                                  174,615
Licensing  agreement,  net                                      148,132
Deposits                                                         11,246
                                                           ------------
                                                           $  4,882,574
                                                           ============

                  LIABILITIES  AND  STOCKHOLDERS'  DEFICIENCY
                  ----------------------------------------

Current  liabilities:
  Accounts  payable                                         $   200,413
  Accrued  expenses  and  other  current  liabilities            78,146
  Current  portion  of  note  payable                             3,135
                                                           ------------
    Total  current  liabilities                                 281,694
                                                           ------------

Note  payable,  net  of  current  portion                        11,183
Series II Redeemable Convertible
 Preferred Stock, par value $.01 - authorized
 8,500 shares, no shares issued and
 outstanding                                                  8,229,727
Commitments  and  contingency                                         -

Stockholders'  deficiency:
  Series  I  convertible  preferred  stock,
   par  value  $1.00  -  authorized
   100,000  shares,  3,500  issued
   and  outstanding                                              3,500
  Common  stock,  par  value  $.001  -  authorized
   40,000,000  shares,  6,381,399  issued  and
   outstanding                                                   6,382
  Additional  paid-in  capital                               4,606,885
  Deferred compensation                                        (63,239)
  Accumulated  other  comprehensive  income  -
   unrealized  gain  on  marketable  securities                 73,443
  Accumulated  deficit                                      (8,267,001)
                                                           ------------
    Total  stockholders'  deficiency                        (3,640,030)
                                                           ------------
                                                           $ 4,882,574
                                                           ============

                 See Notes to Consolidated Financial Statements



                   MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                      CONSOLIDATED  STATEMENTS  OF  OPERATIONS



                                                 Three  Months  Ended
                                                    March  31,
                                                -------------------
                                                  2001        2000
                                               (Unaudited)  (Unaudited)
                                               -----------  -----------

Net  sales                                      $   239,038   $  408,572

Cost  of  goods  sold                               144,207      236,704
                                               ------------  -----------

Gross  profit                                        94,831      171,868

Selling,  general  and  administrative            1,210,039      441,521
                                                -----------   ----------
Loss  from  operations                           (1,115,208)    (269,653)

Other  income  (expense):
  Interest  income                                   69,788        2,328
  Interest  expense                                 (13,393)           -
  Expenses related to the conversion
   of notes to Series II Convertible
   Preferred Stock                                 (898,605)           -
                                                 -----------   ----------
    Other  expenses,  net                          (842,210)       2,328
                                                -----------   ----------

Net  loss                                       $(1,957,418)  $ (267,325)

Series II Preferred Dividends                        93,727            -
                                                ------------  ----------
Net loss available to common shareholders        (2,051,145)    (267,325)
                                                ============  ===========
Loss  per  common  share  available to
  shareholders - basic  and  diluted            $     (0.32)  $    (0.04)
                                                ============  ===========

Weighted  average  number  of  common  shares
  outstanding  -  basic  and  diluted             6,378,899     6,041,500
                                                ============  ===========

Other  comprehensive  loss:

Net  loss                                       $(1,957,418)  $  (267,325)

Unrealized  gain  from  marketable  securities       73,443             -
                                                ------------  -----------

Comprehensive  loss                             $(1,883,975)  $  (267,325)
                                                ============  ===========

                 See Notes to Consolidated Financial Statements


                     MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARY
                       CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

                                                   Three  Months  Ended
                                                         March  31,
                                                    -------------------
                                                    2001          2000
                                                 ---------      ---------
                                                (Unaudited)     (Unaudited)

Cash  flows  from  operating  activities:
  Net  loss                                     $  (1,957,418)  $   (267,325)
  Adjustments  to  reconcile  net  loss  to  net
    cash  used  in  operating  activities:
      Depreciation  and  amortization                 290,546          6,511
      Common  stock and options issued  for
      services                                         36,393          8,125
      Amortization  of  debt  discount                635,442              -
    Changes  in current  assets and
     liabilities:
      Accounts  receivable                                620       (300,998)
      Inventory                                       (24,535)             -
      Prepaid expenses                                (15,720)             -
      Deposits                                           (200)             -
      Accounts  payable                                 9,185         57,977
      Accrued  expenses  and  other
        current  liabilities                          (15,823)        70,064
                                                   -----------    ----------
Net  cash  used  in  operating  activities         (1,041,510)      (425,646)
                                                   -----------      ---------
Cash  flows  from  investing  activities:
  Purchase  of  marketable  securities                (21,650)             -
  Capital  expenditures                               (40,168)        (5,000)
                                                   -----------     ----------
Net  cash  used  in  investing  activities            (61,818)        (5,000)
                                                   -----------     ----------
Cash  flows  from  financing  activities:
  Sale of common stock                                      -       (450,000)
  Principal  payments  on  notes  payable                (741)             -
  Capital  contribution                                     -        116,044
                                                  -----------     ----------
Net  cash  provided  by  financing  activities           (741)       116,044
                                                   -----------    ----------

Net  increase  in  cash                            (1,104,069)       135,398
Cash,  beginning  of  year                          1,456,684         67,699
                                                  -----------     ----------
Cash,  end  of  period                             $  352,615     $  203,097
                                                 ============     ==========

Supplemental  Disclosure  of  Cash  Flow
 Information:
Cash  paid  during  the  year  for:
  Interest  expense                              $    13,393      $        -
                                                 ============     ==========
  Income  taxes                                  $         -      $        -
                                                 ============     ==========

Non-cash  investing and  financing
 activities:
  Conversion of note payable to Series
   II preferred stock                            $ 8,229,727      $        -
                                                 ============     ==========




                 See  Notes  to  Consolidated  Financial  Statements

                  MERIDIAN  USA  HOLDINGS,  INC.  AND  SUBSIDIARIES

                   NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

BASIS  OF  PREPARATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2000 included in the Form 10-KSB for the year then ended.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2001, and the results of operations and cash flows for the three-month periods ended March 31, 2001 and 2000 have been included.

The results of operations for the three-month period ended March 31, 2001, are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2000.

CONVERTIBLE  NOTES  PAYABLE

On January 8, 2001, US Bancorp converted its $8,000,000 convertible note along with accrued interest of $229,727 into 8,230 shares of the Company's Series II Convertible Preferred Stock. The Company amortized $622,382, the remaining balance of the discount on such note. Additionally, the Company expensed the balance of the deferred finance charges of $276,223, which were attributable to the issuance of the convertible note.

As of March 31, 2001, had the Company's board of directors declared dividends, the Company would have accrued $93,727 in dividends on its Series II Convertible Preferred Stock. Such dividends accrue at the rate of 5% per annum.

STOCKHOLDERS'  DEFICIENCY

On January 11, 2001, the Company issued 3,810 options to acquire shares of the Company's common stock pursuant to a one-year consulting agreement. These options were valued at $6,740 or approximately $1.77 per option which was imputed using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 104%; risk-free interest rate of 5.70%; and an expected life of one year. The value of the options was recorded as deferred compensation and will be amortized of the duration of the consulting agreement. As of March 31, 2001, the Company has recorded compensation of $1,685.

In February 2001, the Company issued 5,000 shares to a member of its board of directors. Such shares were valued at an aggregate of $10,000 or $2.00 per share. Such amount was recorded as compensation.

Additionally, the Company has recorded $19,652 in compensation expense for options issued in 2000 for which the services performed in 2001; these expenses were recorded as deferred compensation at December 31, 2000.

CONTINGENCY

In July 2000, an action was commenced in Florida Circuit Court against the Company by an individual claiming to be entitled to a "finder's fee" in connection with the financing transaction between the Company and U.S. Bancorp Investments, Inc. The individual claims he is entitled to $50,000 plus 200,000 shares of the Company's common stock. The Circuit Court has dismissed the action and the individual plaintiff has appealed that decision. The Company denies the allegations and intends to vigorously defend its position.

SUBSEQUENT  EVENTS

In May 2001, the Company purchased back from a consultant 95,000 shares of its own common stock for $25,000. Such shares were placed into treasury and retired. Additionally, the remaining term of the consultant's agreement was terminated at the time of the repurchase of the shares.